     Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-looking Financial Information

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) section provides analysis of our operations and financial position for the fiscal period ended December 31, 2011 and includes information available to March 7, 2012, unless otherwise indicated herein. It is supplementary information and should be read in conjunction with our 2011 Consolidated Financial Statements, including the accompanying notes, and the auditor’s report included elsewhere in this report.

Certain statements contained in this MD&A may constitute forward-looking statements as defined under securities laws. Forward-looking statements may relate to our future outlook and anticipated events or results and may include statements regarding our future financial position, business strategy, budgets, litigation, projected costs, capital expenditures, financial results, taxes, plans and objectives. In some cases, forward-looking statements can be identified by terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue”, or other similar expressions concerning matters that are not historical facts.

To the extent any forward-looking statements contain future-oriented financial information or financial outlooks, such information is being provided to enable a reader to assess our financial condition, material changes in our financial condition and our results of operations, including liquidity and capital resources for the fiscal period ended December 31, 2011, compared with the fiscal period ended January 1, 2011. Readers are cautioned that this information may be not appropriate for any other purpose, including investment decisions.

Forward-looking statements contained in this MD&A are based on certain factors and assumptions regarding expected growth, results of operations, performance, and business prospects and opportunities. While we consider these assumptions to be reasonable, based on information currently available, they may prove to be incorrect.

Forward-looking statements are also subject to certain factors, including risks and uncertainties that could cause actual results to differ materially from what we currently expect. These factors are more fully described in the “Risk Factors” section at Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”).

Forward-looking statements contained in this commentary are based on our current estimates, expectations and projections, which we believe are reasonable as of the current date. You should not place undue importance on forward-looking statements and should not rely upon this information as of any other date. Other than as required under securities laws, we do not undertake to update any forward-looking information at any particular time.

Overview

The 2011 Consolidated Financial Statements include the results of our two principal industry segments:

  SunOpta Foods, which accounted for approximately 91% of fiscal 2011 revenues, sources, processes, packages, markets and distributes a wide range of natural, organic, and specialty food products and ingredients with a focus on soy, corn, sunflower, fruit, fiber and other natural and organic foods and natural health products; and

  Opta Minerals, which accounted for approximately 9% of fiscal 2011 revenues, processes, distributes and recycles silica-free loose abrasives, roofing granules, industrial minerals and specialty sands for the foundry, loose abrasives cleaning, steel, roofing shingles and bridge and ship-cleaning industries.

Both of our industry segments are growth oriented, ethical businesses, focused on environmental responsibility and the health and wellbeing of the communities they serve. For a more detailed description of our operating groups and their businesses, please see the “Business” section at Item 1 of the Form 10-K.

The MD&A detailed below is presented in the following parts: Segment Realignment and Rationalization Efforts, Recent Acquisitions, Strategic Divestitures, Critical Accounting Estimates, Results of Operations for fiscal 2011 versus 2010 and fiscal 2010 versus 2009; Liquidity and Capital Resources; Cash Flows; Business and Financial Outlook; Off-balance Sheet Arrangements; and Contractual Obligations. Dollar amounts in this MD&A are presented in thousands of U.S. dollars, except for per share amounts, unless otherwise noted.

SUNOPTA INC.	39	December 31, 2011 10-K

Segment Realignment and Rationalization Efforts

In February 2012, we announced that a process to streamline the operations and organizational structure of SunOpta Foods had been undertaken in order to drive efficiencies and better align product innovation and commercial activities. During the first quarter of 2012, operating segments within SunOpta Foods were re-aligned according to the type of customers and markets served, rather than by product groupings. As a result, the former Fruit Group was eliminated and a new Consumer Products Group was created to focus on non-grains based consumer packaged goods. The Consumer Products Group is comprised of the Frozen Foods and Healthy Snacks operations which were part of the former Fruit Group, and the Food Solutions operations which were formerly part of the International Foods Group. The Fruit Ingredient operation of the former Fruit Group has been merged with the existing Ingredients Group. Following the realignment, the International Foods Group comprises our international sourcing and supply operations (Tradin Organic) and the operations of Purity Life Health Products. The Grains and Foods Group remains unchanged. With this realignment, SunOpta Foods now consists of four operating segments: Grains and Foods Group, Ingredients Group, Consumer Products Group and International Foods Group. The segmented operations information provided in this MD&A for the current and comparative periods reflects these new operating segments.

In hand with these efforts, we also announced the rationalization of a number of operations and functions which led to a 6% reduction of our salaried workforce. Once fully implemented, and after approximately $500 in severance charges, this rationalization is expected to reduce annual costs by approximately $3,000 before tax.

Recent Acquisitions

Babco Industrial Corp.

In February 2012, Opta Minerals acquired all of the outstanding common shares of Babco Industrial Corp. (“Babco”) located in Regina, Saskatchewan for cash at closing of approximately $17,600, subject to customary post-closing purchase price adjustments, plus contingent consideration of up to $1,300 based on the achievement of certain EBITDA targets over the next five years. Babco is an industrial processor and supplier of petroleum coke, synthetic slag, ladle sand and crushed graphite. This acquisition complements Opta Minerals existing product portfolio and provides for additional product line offerings to new and existing customers in the region.

Inland RC, LLC

In November 2011, Opta Minerals acquired the members' interest in Inland RC, LLC, (“Inland”) a manufacturer of pre-cast refractory shapes, injection lances and electric furnace deltas for cash consideration of $658 plus contingent consideration based on the achievement of certain future targets. Inland’s business is complementary with current Opta Minerals product offerings and has capacity for growth and significant synergy opportunities.

Lorton's Fresh Squeezed Juices, Inc.

In August 2011, we completed the acquisition of the assets and business of Lorton’s Fresh Squeezed Juices, Inc. (“Lorton’s”) for cash consideration and amounts payable for additional working capital of $2,602, plus an earn-out based on predetermined earnings targets over a four-year period. Lorton’s is a vertically integrated producer of a variety of citrus based products in both industrial and packaged formats. This acquisition expands our vertically integrated operations into the extracting, processing and packaging of citrus-based ingredients through consumer packaged products, and provides increased capacity for future growth and expansion. Lorton’s operations are included in the Consumer Products Group.

Edner of Nevada, Inc.

In December 2010, we completed the acquisition of the assets and business of Edner of Nevada, Inc. (“Edner”) for cash consideration and amounts payable for additional working capital of $4,198, plus an earn-out based on pre-determined revenue targets over a five-year period. Edner produces a wide variety of nutritious portable foods such as nutrition bars and grains and fruit-based snack bars serving the fast growing wholesome and convenient healthy snacks category from its 104,000 square foot facility, located in Carson City, Nevada. Edner’s operations are included in the Consumer Products Group.

SUNOPTA INC.	40	December 31, 2011 10-K

Dahlgren & Company Inc.

In November 2010, we completed the acquisition of Dahlgren & Company Inc. (“Dahlgren”) for cash consideration and amounts payable for additional working capital of $46,303, plus an earn-out based on pre-determined revenue targets over a two-year period. Dahlgren is an integrated processor and global supplier of confection sunflower seed products including in–shell and kernel products, roasted sunflower and soy nuts, bird food, hybrid seed and other products. Dahlgren serves customers in the U.S. and Canada, as well as Europe, Asia, Australia and South America. Dahlgren’s operations are included in the Grains and Foods Group.

Strategic Divestitures

Sale of frozen fruit processing assets

In June 2011, we completed the sale of land and buildings in Irapuato, Mexico to parties related to Fruvemex Mexicali, S.A. de C.V. (“Fruvemex”). In addition, in April 2011, we sold our frozen fruit processing assets in Rosarito and Irapuato, Mexico to Fruvemex. As part of this transaction we also entered into a strategic raw material supply agreement with Fruvemex. These assets were included in the Consumer Products Group. Aggregate consideration related to these transactions amounted to $5,650, of which $1,000 was received on closing and the balance due in installments over the following 12 months. In May 2011, the Consumer Products Group completed the sale of frozen fruit processing equipment located in Salinas, California to Cal Pacific Specialty Foods, LLC for cash consideration of $1,773.

SunOpta BioProcess Inc.

In August 2010, we completed the sale of SunOpta BioProcess Inc. (“SunOpta BioProcess”) to Mascoma Canada Inc., a wholly owned subsidiary of Mascoma Corporation ("Mascoma"), in exchange for a combination of preferred shares, common shares and warrants of Mascoma valued at $50,925 and net value of $33,345 after settling the preferred share liability with former SunOpta BioProcess shareholders. The combination of the two companies brings together SunOpta BioProcess' fiber preparation and pretreatment technology with Mascoma's consolidated bioprocessing technology, to create a company with comprehensive capabilities for converting non–food cellulose (wood chips, energy crops and organic solid waste) into ethanol and high value co–products. SunOpta BioProcess represented the former SunOpta BioProcess segment.

Canadian Food Distribution

In June 2010, we completed the sale of our Canadian Food Distribution assets to UNFI Canada, Inc., a wholly-owned subsidiary of United Natural Foods, Inc., for cash consideration of $65,809 (Cdn $68,000). The divestiture of the Canadian Food Distribution assets was an important step in our strategy to focus on our core food manufacturing platform, further strengthening our balance sheet and positioning SunOpta for the future. The Canadian Food Distribution assets formed part of the former SunOpta Distribution Group.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, related revenues and expenses, and disclosure of gain and loss contingencies at the date of the financial statements. The estimates and assumptions made require us to exercise our judgment and are based on historical experience and various other factors that we believe to be reasonable under the circumstances. We continually evaluate the information that forms the basis of our estimates and assumptions as our business and the business environment generally changes. The use of estimates is pervasive throughout our financial statements. The following are the accounting estimates which we believe to be most important to our business.

Revenue recognition

We recognize revenue at the time of delivery of the product or service and when all of the following have occurred: a sales agreement is in place; price is fixed or determinable; and collection is reasonably assured. Consideration given to customers such as value incentives, rebates, early payment discounts and other discounts are recorded as reductions to revenues at the time of sale.

SUNOPTA INC.	41	December 31, 2011 10-K

Accounts receivable

Our accounts receivable primarily includes amounts due from our customers. The carrying value of each account is carefully monitored with a view to assessing the likelihood of collection. An allowance for doubtful accounts is provided for as an estimate of losses that could result from customers defaulting on their obligation to us. In assessing the amount of reserve required, a number of factors are considered including the age of the account, the credit-worthiness of the customer, payment terms, the customer’s historical payment history and general economic conditions. Because the amount of the reserve is an estimate, the actual amount collected could differ from the carrying value of the amount receivable. Note 5 of the Consolidated Financial Statements provides an analysis of the changes in the allowance for doubtful accounts.

Inventory

Inventory is our largest current asset. Our inventory consists primarily of raw materials and finished goods held for sale. Inventories are valued at the lower of cost, valued on a weighted-average cost basis, or estimated net realizable value except for certain grain inventories that are carried at market value. Depending on market conditions, the actual amount received on sale could differ from our estimated value of inventory when provisions to record inventory at market are necessary. In order to determine the value of inventory at the balance sheet date, we evaluate a number of factors to determine the adequacy of provisions for inventory. These factors include the age of inventory, the amount of inventory held by type, future demand for products and the expected future selling price we expect to realize by selling the inventory. Our estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. We perform a review of our inventory by reporting unit and product line on a quarterly basis. Note 6 of the Consolidated Financial Statements provides an analysis of the movements in inventory reserve.

Prepaid and other current assets

Prepaid and other current assets include amounts paid in cash and recorded as a current asset prior to consumption. The balance also includes advances to growers required to secure future delivery of product (net of provisions). An allowance against realizing these advances is recorded when it is determined that we will not recover the advances, due to default on scheduled repayment terms, or general economic or market conditions. Advances to growers are typically made at the start of the growing season. We monitor our advances to growers by monitoring adherence to agreed upon terms as well as evaluating general economic and market conditions, and assessing the status of the crops being grown in order to determine if the collection of the advance is at risk.

Intangible assets

We evaluate amortizable intangible assets acquired through business combinations for impairment annually, and more frequently if events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. Our evaluation is based on an assessment of potential indicators of impairment, such as: an adverse change in the business climate that could affect the value of an asset, e.g., the loss of a significant customer; current or forecasted operating or cash flow losses that demonstrate continuing losses associated with the use of an asset, e.g., the introduction of a competing product that results in a significant loss of market share; and a current expectation that, more likely than not, an intangible asset will be disposed of before the end of it previously estimated useful life, e.g., a plan to exit a product line or business in the near term.

Impairment exists when the carrying amount of an amortizable intangible asset is not recoverable and its carrying value exceeds its estimated fair value. A discounted cash flow analysis is typically used to determine fair value using estimates and assumptions that market participants would apply. Some of the estimates and assumptions inherent in a discounted cash flow model include the amount and timing of the projected future cash flows, and the discount rate used to reflect the risks inherent in the future cash flows. A change in any of these estimates and assumptions could produce a different fair value, which could have a material impact on our results of operations. In addition, an intangible asset's expected useful life can increase estimation risk, as longer-lived assets necessarily require longer-term cash flow forecasts, which for some of our intangible assets can be in excess of 20 years. In connection with an impairment evaluation, we also reassess the remaining useful life of the intangible asset and modify it, as appropriate.

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested at least annually for impairment at the reporting unit level.

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Reporting units are operating segments or components of operating segments for which discrete financial information is available. To evaluate goodwill, the fair value of each reporting unit is compared to its carrying value. Where the carrying value is greater than the fair value, the implied fair value of the reporting unit goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of the reporting unit with any remainder being allocated to goodwill. The implied fair value of the reporting unit goodwill is then compared to the carrying value of that goodwill to determine whether an impairment loss exists. Any impairment loss is recognized in income.

We measure the fair value of reporting units using discounted cash flows. Because the business is assumed to continue in perpetuity, the discounted future cash flow includes a terminal value. The first year or base year in the calculation of the discounted cash flow model is based on actual results in each component, adjusted for unusual and non-recurring items. Future years’ cash flows to perpetuity are forecasted based on projected revenue growth, and our planned business strategies in future periods that would impact actual cash flows reported in the base year. Examples of planned strategies would include a plant or line expansion at an existing facility, a reduction of working capital at a specific location, and price increases or cost reductions within business units. The revenue growth and planned business strategies for future periods incorporated into the discounted cash flow model reflect our long-term view of the market. The discount rate is based on a segment’s targeted weighted-average cost of capital, which is not necessarily the same as our weighted-average cost of capital. These assumptions are subject to change and are also impacted by our ability to achieve our forecasts and by economic conditions which may impact future results and result in projections not being attained. Each year we re-evaluate the assumptions used to reflect changes in the business environment.

There was no indication of goodwill impairment based on the testing done for the year ended December 31, 2011. In the year ended January 1, 2011, we recorded an impairment charge of $1,654 related to goodwill in our natural health reporting unit, which is part of the International Foods Group segment. In the year ended December 31, 2009, Opta Minerals recorded an impairment charge of $8,341 to write down goodwill in certain of its mill and foundry and abrasive products reporting units, and we recorded a $500 impairment charge related to goodwill in the Consumer Products Group. Note 8 of the Consolidated Financial Statements provides a summary of the critical assumptions used in the fiscal 2010 and 2009 annual impairment tests.

Purchase price allocation

Business acquisitions are accounted for by the acquisition method of accounting. Under this method, the purchase price is allocated to the assets acquired and the liabilities assumed based on the fair value at the time of the acquisition. Any excess purchase price over the fair value of identifiable assets acquired and liabilities assumed is recorded as goodwill. The assumptions and estimates with respect to determining the fair value of intangible assets acquired generally requires the most judgment, and include estimates of future profitability, and/or customer and supplier based attrition, income tax rates and discount rates. Changes in any of the assumptions or estimates used in determining the fair value of the acquired assets and liabilities assumed could impact the amounts assigned to assets, liabilities and goodwill in the purchase price allocation. Future net earnings can be affected as a result of changes in these estimates resulting in an asset or goodwill impairment. In addition, amortization periods are subjective based on expected useful lives and chosen rates. We determine the useful lives of intangible assets based on a number of factors, such as legal, regulatory, or contractual provisions that may limit useful life, and the effects of obsolescence, anticipated demand, existence or absence of competition, and other economic factors on useful life. Note 2 of the Consolidated Financial Statements provide information with respect to businesses acquired and note 8 outlines annual amortization expense relating to these intangibles.

Accrued expenses and other assets

We make estimates of future payments and receipts which relate to current and future accounting periods. These estimates cover items such as accrued but unpaid wages and bonuses, estimates of taxes and estimates of amounts payable or receivable under legal suits. In establishing appropriate accruals and receivable balances, we must make judgments regarding the amount of the disbursement or receipts that will ultimately be incurred or received. In making such assessments, we use historical experience as well as any other special circumstances surrounding a particular item. The actual amount paid or received could differ from our estimates.

Income taxes

We are liable for income taxes in the U.S., Canada, and other jurisdictions where we operate. Our effective tax rate differs from the statutory tax rate and will vary from year to year primarily as a result of numerous permanent differences, investment and other tax credits, the provision for income taxes at different rates in foreign and other provincial jurisdictions, enacted statutory tax rate increases or reductions in the year, the benefit of cross-jurisdictional financing structures, changes due to foreign exchange, changes in valuation allowance based on our recoverability assessments of deferred tax assets, and favorable or unfavorable resolution of various tax examinations.

SUNOPTA INC.	43	December 31, 2011 10-K

In making an estimate of our income tax liability, we first assess which items of income and expense are taxable in a particular jurisdiction. This process involves a determination of the amount of taxes currently payable as well as the assessment of the effect of temporary timing differences resulting from different treatment of items for accounting and tax purposes. These differences in the timing of the recognition of income or the deductibility of expenses result in deferred income tax balances that are recorded as assets or liabilities as the case may be on our balance sheet. We also estimate the amount of valuations allowance to maintain relating to loss carry forwards and other balances that can be used to reduce future taxes payable. This judgment is based on forecasted results in the jurisdiction and certain tax planning strategies and as a result actual results may differ from forecasts. We assess the likelihood of the ultimate realization of these tax assets by looking at the relative size of the tax assets in relation to the profitability of the businesses and the jurisdiction to which they can be applied to, the number of years based on management’s estimate it will take to use the tax assets and any other special circumstances. If different judgments had been used, our income tax liability could have been different from the amount recorded. In addition, the taxing authorities of those jurisdictions upon audit may not agree with our assessment. Note 13 of the Consolidated Financial Statements provides an analysis of the changes in the valuation allowance and the components of our deferred tax assets.

While we believe we have adequately provided for all tax positions, amounts asserted by taxing authorities could differ from accrued position. Accordingly, additional provisions on federal, provincial, state and foreign tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

Stock-based compensation

We maintain a stock option plan under which incentive stock options may be granted to employees and non-employee directors. At each grant date, we are required to estimate a number of inputs, such as the estimated life of the option, future stock price volatility, and the forfeiture rate used in the Black-Scholes option-pricing model to determine a fair value for the options granted to employees or non-employee directors. The expected life and forfeiture rate of a stock option is based on historical exercise and forfeiture patterns. Future stock price volatility is based on historical volatility of our common shares over the expected life of the stock option. Once determined at the grant date, the fair value of the stock option award is recorded over the vesting period of the options granted. Refer to note 13 of the Consolidated Financial Statements for disclosure of the inputs used to determine the fair value of stock-based compensation granted in fiscal 2011, 2010 and 2009.

SUNOPTA INC.	44	December 31, 2011 10-K

Results of 2011 Operations Compared With Results of 2010 Operations
(Expressed in thousands of U.S dollars, except per share amount)

	December 31, 2011	January 1, 2011	Change	Change
	$	$	$	%
Revenue
SunOpta Foods	988,956	817,441	171,515	21.0%
Opta Minerals	93,120	80,868	12,252	15.2%
Total Revenue	1,082,076	898,309	183,767	20.5%

Gross Profit
SunOpta Foods	110,985	121,454	(10,469)	-8.6%
Opta Minerals	20,746	20,037	709	3.5%
Total Gross Profit	131,731	141,491	(9,760)	-6.9%

Segment Operating Income (Loss)(1)
SunOpta Foods	33,386	46,442	(13,056)	-28.1%
Opta Minerals	7,577	7,753	(176)	-2.3%
Corporate Services	(7,769)	(11,213)	3,444	-30.7%
Total Segment Operating Income	33,194	42,982	(9,788)	-22.8%

Other expense, net	5,097	10,945	(5,848)	-53.4%
Goodwill impairment	-	1,654	(1,654)	-100.0%
Earnings from continuing operations before the following	28,097	30,383	(2,286)	-7.5%
Interest expense, net	8,839	9,749	(910)	-9.3%
Provision for income taxes	8,047	6,058	1,989	32.8%
Earnings from continuing operations	11,211	14,576	(3,365)	23.1%
Earnings attributable to non-controlling interests	1,636	1,368	268	19.6%
Loss from discontinued operations, net of taxes	(4,350)	(15,092)	10,742	-71.2%
Gain on sale of discontinued operations, net of taxes	71	62,950	(62,879)	-99.9%
Earnings attributable to SunOpta Inc.	5,296	61,066	(55,770)	-91.3%

(1)

When assessing the financial performance of our operating segments, we use an internal measure of operating income that excludes other income/expense items and goodwill impairment charges determined in accordance with U.S. generally accepted accounting principles (“GAAP”). This measure is the basis on which management, including the Chief Executive Officer, assesses the underlying performance of our operating segments. We believe that disclosing this non-GAAP measure assists investors in comparing financial performance across reporting periods on a consistent basis by excluding items that are not indicative of our core operating performance. However, this non-GAAP measure of operating income should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. The tables following present a reconciliation of segment operating income (loss) to “earnings (loss) from continuing operations before the following”, which we consider to be the most directly comparable U.S. GAAP financial measure.

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	Grains		Consumer	International
	and Foods	Ingredients	Products	Foods	SunOpta	Opta	Corporate	Consol-
	Group	Group	Group	Group	Foods	Minerals	Services	idated
	$	$	$	$	$	$	$	$
December 31, 2011
Segment operating income (loss)	22,813	7,083	(3,978)	7,468	33,386	7,577	(7,769)	33,194
Other income (expense), net	114	(54)	2,887	(7,929)	(4,982)	-	(115)	(5,097)
Earnings (loss) from continuing operations before the following	22,927	7,029	(1,091)	(461)	28,404	7,577	(7,884)	28,097

January 1, 2011
Segment operating income (loss)	28,003	18,870	(1,302)	871	46,442	7,753	(11,213)	42,982
Other expense, net	(118)	(163)	(9,153)	(636)	(10,070)	(435)	(440)	(10,945)
Goodwill impairment	-	-	-	(1,654)	(1,654)	-	-	(1,654)
Earnings (loss) from continuing operations before the following	27,885	18,707	(10,455)	(1,419)	34,718	7,318	(11,653)	30,383

We believe that investors’ understanding of our financial performance is enhanced by disclosing the specific items that we exclude from segment operating income. However, any measure of operating income excluding any or all of these items is not, and should not be viewed as, a substitute for operating income prepared under U.S. GAAP. These items are presented solely to allow investors to more fully understand how we assess financial performance.

Revenues for the year ended December 31, 2011 increased by 20.5% to $1,082,076 from $898,309 for the year ended January 1, 2011. Revenues in SunOpta Foods increased by 21.0% to $988,956 and revenues in Opta Minerals increased by 15.2% to $93,120. Excluding the impact of acquisitions made late in 2010 and in the third quarter of 2011, revenues increased 11.6% compared to the prior year. The acquisitions of Dahlgren, Edner, and Lorton’s added incremental revenues of $80,921. The underlying base growth rate for the business was approximately 7.1% after accounting for changes including movements in foreign exchange and commodity prices. The increase in revenue was due primarily to the changes in sales volume and pricing described below in “Segmented Operations Information”.

Gross profit decreased $9,760, or 6.9%, for the year ended December 31, 2011 to $131,731 from $141,491 for the year ended January 1, 2011. As a percentage of revenues, gross profit for the year ended December 31, 2011 was 12.2% compared to 15.8% for the year ended January 1, 2011, a decrease of 3.6% . Within SunOpta Foods, gross profit was negatively impacted by decreased demand and unfavorable commodity prices in our sunflower operations, due mainly to competition in the international marketplace. In addition, volume declines at our frozen foods operation, fiber and fruit ingredients operations, and natural health products operation all contributed to the decline in gross profit compared to the prior year. Partially offsetting these negative impacts were a combination of higher volumes and improved efficiencies at our aseptic, healthy snacks, and international foods operations. In addition, the acquisitions of Dahlgren, Edner and Lorton's contributed incremental gross profit of $3,280.

Selling, general and administrative costs (“SG&A”) including intangible asset amortization decreased $2,571 to $97,590 for the year ended December 31, 2011 compared to $100,161 for the year ended January 1, 2011. The acquisitions of Dahlgren, Edner and Lorton's added an incremental $4,176 of SG&A, and the stronger Canadian dollar and euro relatively to the U.S. dollar led to a $1,771 increase in SG&A on foreign denominated costs compared to the prior year. Excluding these impacts, SG&A spending within our base business decreased $5,802, reflecting lower marketing costs in support of our branded natural health products, lower overall compensation costs due in part to headcount reductions made in 2010 at our frozen foods and natural health products operations, and reductions in stock-based compensation, bonuses and professional fees. Offsetting these decreases were headcount increases in our international foods and healthy snacks operations in support of business growth. As a percentage of revenues, SG&A and intangible asset amortization costs were 9.0% for the year ended December 31, 2011 compared to 11.1% for the year ended January 1, 2011.

Foreign exchange losses were $947 for the year ended December 31, 2011 as compared to gains of $1,652 for the year ended January 1, 2011. The decrease was primarily due to unfavorable exchange rate movements for the Canadian dollar and euro relative to the U.S. dollar.

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Total segment operating income for the year ended December 31, 2011 decreased by $9,788 to $33,194 compared to total segment operating income of $42,982 for the year ended January 1, 2011 due to the factors noted above. As a percentage of revenue, total segment operating income was 3.1% for the year ended December 31, 2011, compared to 4.8% for the year ended January 1, 2011. Further details on revenue, gross margins and segment operating income variances are provided below under “Segmented Operations Information”.

Other expense for the year ended December 31, 2011 of $5,097 reflected primarily a non-cash long-lived asset impairment charge recorded in our natural health products operation of $7,510, partially offset by gains recognized on the sales of our frozen foods assets located in Mexico and a reduction in accrued contingent consideration relating to the acquisition of Dahlgren. Other expense for the year ended January 1, 2011 of $10,945 included long-lived asset impairment and severance charges of $7,549 and $1,805, respectively, primarily related to rationalization efforts at our frozen food and natural health products operations.

Interest expense for the year ended December 31, 2011 was $8,839 compared to $9,749 for the year ended January 1, 2011, a $910 decrease. Borrowing costs were lower for the year ended December 31, 2011 due to lower debt levels outstanding on our real estate and machinery and equipment term loan facilities, a lower base interest rate on borrowed funds as compared to the prior year, and a reduction of non-cash amortization of deferred financing fees, partially offset by higher borrowings on our other credit lines.

Income tax provision for the year ended December 31, 2011 was $8,047 compared to a provision of $6,058 for the year ended January 1, 2011. The increase in income taxes was due to an increase in the valuation allowance against current year losses that may not be realized in the future, as compared to a decrease in the valuation allowance in the prior year due to the Canadian Food Distribution asset sale and the disposition of SunOpta BioProcess. We also recognized the benefit of certain state and federal tax credits in the U.S., which reduced the income tax provision.

Earnings from continuing operations decreased $3,365 to $11,211 for the year ended December 31, 2011, compared to $14,576 for the year ended January 1, 2011. Basic and diluted earnings per share from continuing operations were $0.15 and $0.14, respectively, for the year ended December 31, 2011, compared to $0.20 and $0.20, respectively, for the year ended January 1, 2011.

Earnings attributable to non-controlling interest for the year ended December 31, 2011 were $1,636 compared to earnings of $1,368 for the year ended January 1, 2011. The $268 increase is due to higher net earnings in our less than wholly-owned subsidiaries.

Losses from discontinued operations, net of income taxes of $4,350 for the year ended December 31, 2011 reflects the results of operations of Colorado Sun Oil Processing LLC ("CSOP"), including a pre-tax settlement loss of $5,246 reflecting an adverse arbitration ruling relating to our joint venture with Colorado Mills LLC. Loss from discontinued operations, net of income taxes for the year ended January 1, 2011, reflect the results of operations from the Canadian Food Distribution business and SunOpta BioProcess, which were divested on June 11, 2010 and August 31, 2010, respectively.

Gain on the sale of discontinued operations of $71 represents the after tax gains realized on the disposal of our interest in CSOP. Gain on sale of discontinued operations, net of taxes of $62,950 for the year ended January 1, 2011 represents the gains realized on the sale of the Canadian Food Distribution business and the disposition of SunOpta BioProcess.

On a consolidated basis, earnings and basic and diluted earnings per share were $5,296, $0.08 and $0.08, respectively, for the year ended December 31, 2011, compared to $61,066, $0.94 and $0.92, respectively, for the year ended January 1, 2011.

SUNOPTA INC.	47	December 31, 2011 10-K

Adjusted Earnings from Continuing Operations

During the year ended December 31, 2011, we recognized certain charges and gains against earnings that we do not believe are reflective of normal business operations. As a result, we believe it is useful to eliminate these charges and gains to compute an Adjusted earnings from continuing operations(1) amount for the year ended December 31, 2011 which we believe is more reflective of normal business operations. Adjusted earnings from continuing operations per diluted share(1) for the year ended December 31, 2011 were $0.30.

Following is a calculation of our Adjusted earnings from continuing operations (1) and Adjusted earnings from continuing operations per diluted share (1) for the year ended December 31, 2011:

		Per Diluted
		Share(2)
Earnings attributable to SunOpta Inc.	$5,296	$0.08
Loss from discontinued operations, net of taxes	4,279	0.06
Earnings from continuing operations attributable to SunOpta Inc.	$9,575	$0.14

Adjusted for:
Write-down of intangible and other long-lived assets at Purity Life Health Products, net of taxes of $1,615	5,895	0.09
Other severance, rationalization, de-listing and acquisition-related costs, net of taxes of $741	1,939	0.03
Costs to curtail and retrofit facilities in the Ingredients Group, as well as integration costs at Lorton`s, net of taxes of $1,103	1,952	0.03
Write-down of certain inventory and long-lived assets at Frozen Foods operations, offset by gains on sale of Mexican processing assets, net of taxes of $859	1,235	0.02
Costs to fill expeller pressed oil contracts at a loss due to dispute with Colorado Mills, net of taxes of $486	861	0.01
Reduction of fair value of contingent consideration liability for Dahlgren and Edner	(1,235)	(0.02)
Adjusted earnings from continuing operations(1)	$20,222	$0.30

During the year ended December 31, 2011, we recorded a non-cash write-down of intangible and other long-lived assets at our Purity Life Health Products operation, as the cash flows expected to be generated from these assets did not support their carrying values (see Note 14 of the Consolidated Financial Statements). Also during 2011, we incurred severance and rationalization costs as we reduced headcount at certain operations; costs related to de-listing of products at a Canadian retailer; and professional, legal and other costs related to our acquisition of Lorton’s and Inland. Due to the loss of a significant customer and new product development efforts in our Ingredients Group, we incurred costs to curtail and retofit certain of our manufacturing facilities throughout 2011. In addition, we incurred business integration costs related to our acquisition of Lorton’s. As part of our rationalization of the Frozen Foods operation, we recorded a non-cash write-down on certain inventories where the carrying value was less than net realizable value, and wrote off long-lived assets that could not be recovered through future cash flows. Partially offsetting these rationalization charges at Frozen Foods was a gain realized on the sale of land, building and processing assets located in Mexico. We also incurred excessive raw material and crushing costs in order to fulfil expeller pressed oil contracts at negative gross margins. Non-cash gains were recorded due to a decrease in the estimated fair value of contingent consideration liabilities owing to the former owners of Dahlgren and Edner, as pre-determined targets to achieve the contingent consideration were not attained. We believe that Earnings from continuing operations attributable to SunOpta Inc. is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to Adjusted earnings from continuing operations(1), and that Earnings per share from continuing operations attributable to SunOpta Inc. is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted earnings per share from continuing operations(1).

The table above reconciles Earnings from continuing operations attributable to SunOpta Inc. to Adjusted earnings from continuing operations(1) and reconciles Earnings per share from continuing operations attributable to SunOpta Inc. to Adjusted earnings per share from continuing operations(1), in each case for the year ended December 31, 2011.

(1)

Adjusted earnings from continuing operations and Adjusted earnings per share from continuing operations are non-GAAP financial measures. We believe these non-GAAP measures, which have been adjusted for the impact of the items listed in the table above, assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Adjusted earnings from continuing operations and Adjusted earnings per share from continuing operations should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

(2)	The diluted weighted-average number of shares outstanding for the year ended December 31, 2011 is 66,583,149 (see Note 16 of the Consolidated Financial Statements).

SUNOPTA INC.	48	December 31, 2011 10-K

Segmented Operations Information

SunOpta Foods
For the year ended	December 31, 2011	January 1, 2011	Change	% Change

Revenue	988,956	817,441	171,515	21.0%
Gross Margin	110,985	121,454	(10,469)	-8.6%
Gross Margin %	11.2%	14.9%		-3.7%

Operating Income	33,386	46,442	(13,056)	-28.1%
Operating Income %	3.4%	5.7%		-2.3%

SunOpta Foods contributed $988,956 or 91.4% of consolidated revenue for the year ended December 31, 2011 compared to $817,441 or 91.0% of consolidated revenues for the year ended January 1, 2011, an increase of $171,515. The increase in revenue reflects internal growth of 13.1% and acquisition related revenues of $80,921. Internal growth includes growth on the base business plus growth on acquisitions from the date of acquisition over the previous year in addition to the impact of foreign exchange movements on the translation of foreign denominated revenues to U.S. dollars and commodity related price movements. Excluding the impact of foreign exchange and commodity related price movements, revenue in SunOpta Foods increased approximately 6.4% over the prior year. The table below explains the increase in revenue by group:

SunOpta Foods Revenue Changes
Revenue for the year ended January 1, 2011	$817,441
Increase in the Grains and Foods Group	114,290
Decrease in the Ingredients Group	(25,455)
Increase in the Consumer Products Group	30,471
Increase in the International Foods Group	52,209
Revenue for the year ended December 31, 2011	$988,956

Gross margin in SunOpta Foods decreased by $10,469 for the year ended December 31, 2011 to $110,985, or 11.2% of revenues, compared to $121,454, or 14.9% of revenues for the year ended January 1, 2011. The table below explains the decrease in gross margin by group:

SunOpta Foods Gross Margin Changes
Gross Margin for the year ended January 1, 2011	$121,454
Decrease in the Grains and Foods Group	(1,102)
Decrease in the Ingredients Group	(13,170)
Decrease in the Consumer Products Group	(3,623)
Increase in the International Foods Group	7,426
Gross Margin for the year ended December 31, 2011	$110,985

SUNOPTA INC.	49	December 31, 2011 10-K

Operating income in SunOpta Foods decreased by $13,056 for the year ended December 31, 2011 to $33,386 or 3.4% of revenues, compared to $46,442 or 5.7% of revenues for the year ended January 1, 2011. The table below explains the decrease in operating income:

SunOpta Foods Operating Income Changes
Operating Income for the year ended January 1, 2011	$46,442
Decrease in gross margin, as noted above	($10,469)
Decrease in foreign exchange gains	(1,742)
Increase in SG&A costs	(845)
Operating Income for the year ended December 31, 2011	$33,386

Further details on revenue, gross margin and operating income variances within SunOpta Foods are provided in the segmented operations information that follows.

Grains and Foods Group	December 31, 2011	January 1, 2011	Change	% Change

Revenue	479,195	364,905	114,290	31.3%
Gross Margin	45,999	47,101	(1,102)	-2.3%
Gross Margin %	9.6%	12.9%		-3.3%

Operating Income	22,813	28,003	(5,190)	-18.5%
Operating Income %	4.8%	7.7%		-2.9%

The Grains and Foods Group contributed $479,195 in revenues for the year ended December 31, 2011, compared to $364,905 for the year ended January 1, 2011, a $114,290 or 31.3% increase. The table below explains the increase in revenue:

Grains and Foods Group Revenue Changes
Revenue for the year ended January 1, 2011	$364,905
Incremental revenue from the acquisition of Dahlgren on November 8, 2010	65,052
Increase in price for commodity corn and soy, as well as organic grains, partially offset by lower price for grain-based food ingredients	35,397
Increased volume and pricing from aseptically packaged soymilk and alternative beverages due to new product launches, new customer contracts and continued growth from existing customers	11,796
Higher volume due primarily to commodity corn, grain-based food ingredients and organic grains, partially offset by lower volumes of commodity soy	10,690
Incremental revenue generated from our South African soy base operation	395
Decrease in volume and price for in-shell sunflower products, combined with lower demand for bakery kernel and other sunflower based products, partially offset by higher pricing for bakery kernel and bird seed	(9,040)
Revenue for the year ended December 31, 2011	$479,195

Gross margin in the Grains and Foods Group decreased by $1,102 to $45,999 for the year ended December 31, 2011 compared to $47,101 for the year ended January 1, 2011, and the gross margin percentage decreased by 3.3% to 9.6% .. The decrease in gross margin as a percentage of revenue is primarily due to unfavorable pricing in the sunflower market caused by increasing commodity costs and a large, low-cost supply of sunflower coming out of South America and decreased plant efficiencies due to lower bakery kernel and in-shell volumes, partially offset by efficiencies at our aseptic processing and packaging facilities and roasted grains operation due in part to increased volumes. The table below explains the decrease in gross margin:

SUNOPTA INC.	50	December 31, 2011 10-K

Grains and Foods Group Gross Margin Changes
Gross Margin for the year ended January 1, 2011	$47,101
Decreased demand for in-shell, bakery kernel and other sunflower products, combined with decreased plant efficiencies and pricing pressure for in-shell and kernel products in international markets, partially offset by improved pricing on bird seed	(6,612)
Increased raw material and crushing costs for specialty sunflower oils	(958)
Incremental gross margin from the acquisition of Dahlgren on November 8, 2010, partially offset by higher cost of raw materials	3,043
Increased customer demand for aseptically packaged soymilk and alternative beverage products, as well as improved plant efficiencies	2,861
Increased volumes of grain-based food ingredients and organic grains, higher margins in our south African operation and improved efficiencies in our roasted grain operation	564
Gross Margin for the year ended December 31, 2011	$45,999

Operating income in the Grains and Foods Group decreased by $5,190 or 18.5% to $22,813 for the year ended December 31, 2011, compared to $28,003 for the year ended January 1, 2011. The table below explains the decrease in operating income:

Grains and Foods Group Operating Income Changes
Operating Income for the year ended January 1, 2011	$28,003
Decrease in gross margin, as explained above	(1,102)
Incremental SG&A from the acquisition of Dahlgren on November 8, 2010	(2,980)
Increased corporate allocations due primarily to Dahlgren acquisition	(1,924)
Decrease in compensation costs, primarily due to lower bonus and benefit costs, combined with lower professional fees, partially offset by higher spending on utilities, insurance and general office costs	377
Higher foreign exchange gains	439
Operating Income for the year ended December 31, 2011	$22,813

Looking forward, we believe the Grains and Foods business is well positioned in growing natural and organic food categories. We expect our recently announced aseptic processing and packaging expansion at our U.S. west coast facility to continue to enhance our capacity to manufacture aseptic soy and alternative beverages. We also intend to focus our efforts on growing our identity preserved, non-genetically modified ("non-GMO") and organic grains business, expanding revenues from natural and organic grains based ingredients and continuing to focus on value-added ingredient and packaged product offerings. We intend to pursue internal growth and acquisition opportunities that are aligned with the Group’s core vertically integrated grain business model. Additionally, the international expansion of our sales base via strategic relationships for procurement of product is expected to drive incremental sales volume. Our long-term target for the Grains and Foods Group is to achieve a segment operating margin of 6% to 8% which assumes we are able to secure a consistent quantity and quality of grains and sunflower stocks, improve product mix, and control costs. The statements in this paragraph are forward-looking statements. See “Forward-Looking Statements” above. Increased supply pressure in the commodity-based markets in which we operate, increased competition, volume decreases or loss of customers, unexpected delays in our expansion plans, or our inability to secure quality inputs or achieve our product mix or cost reduction goals, along with the other factors described above under “Forward-Looking Statements”, could adversely impact our ability to meet these forward-looking expectations.

SUNOPTA INC.	51	December 31, 2011 10-K

Ingredients Group	December 31, 2011	January 1, 2011	Change	% Change

Revenue	91,074	116,529	(25,455)	-21.8%
Gross Margin	17,451	30,621	(13,170)	-43.0%
Gross Margin %	19.2%	26.3%		-7.1%

Operating Income	7,083	18,870	(11,787)	-62.5%
Operating Income %	7.8%	16.2%		-8.4%

The Ingredients Group contributed $91,074 in revenues for the year ended December 31, 2011, compared to $116,529 for the year ended January 1, 2011, a $25,455 or 21.8% decrease. The table below explains the decrease in revenue:

Ingredients Group Revenue Changes
Revenue for the year ended January 1, 2011	$116,529
Lower volume of industrial fruit ingredients due primarily to decreased demand and the loss of a significant customer	(13,448)
Lower customer demand for oat and soy fiber, primarily due to the loss of a significant customer in the first quarter of 2011, as well as pricing reductions due to competitive pressures	(11,541)
Lower customer demand for blended food ingredients, partially offset by improved pricing on dairy blends and bran products, as well as increased customer demand for starches and brans	(346)
Lower volume in contract manufacturing, partially offset by higher pricing	(120)
Revenue for the year ended December 31, 2011	$91,074

Gross margin in the Ingredients Group decreased by $13,170 to $17,451 for the year ended December 31, 2011 compared to $30,621 for the year ended January 1, 2011, and the gross margin percentage decreased by 7.1% to 19.2% . The decrease in gross margin as a percentage of revenue was due to lower customer demand, primarily as a result of the loss of two significant customers, and the resultant decrease in efficiencies from lower production levels. The table below explains the decrease in gross margin:

Ingredients Group Gross Margin Changes
Gross Margin for the year ended January 1, 2011	$30,621
Lower customer demand for oat and soy fiber products and reduced selling prices in response to market pressures, combined with plant inefficiencies due to lower production volumes, increased raw materials and input costs	(7,557)
Reduced volume at our Fruit Ingredients operation due in part to the loss of a significant customer	(3,765)
Costs associated with the idling of fiber manufacturing facilities during 2011	(1,199)
Decrease in customer demand for blended food ingredients, as well as an increase in raw material costs and lower manufacturing costs absorbed	(522)
Lower contribution due to lower sales volumes on contract manufacturing, partially offset by higher production volumes and costs absorbed	(127)
Gross Margin for the year ended December 31, 2011	$17,451

SUNOPTA INC.	52	December 31, 2011 10-K

Operating income in the Ingredients Group decreased by $11,787, or 62.5%, to $7,083 for the year ended December 31, 2011, compared to $18,870 for the year ended January 1, 2011. The table below explains the decrease in operating income:

Ingredients Group Operating Income Changes
Operating Income for the year ended January 1, 2011	$18,870
Decrease in gross margin, as explained above	(13,170)
Increased spending on research and development projects and higher bad debt expense on a customer bankruptcy, partially offset by lower spending on professional fees	(318)
Decrease in compensation costs, primarily bonus expense	1,165
Reduced consulting and product development costs in our Fruit Ingredients operation	536
Operating Income for the year ended December 31, 2011	$7,083

Looking forward, we intend to continue to concentrate on growing the Ingredients Group’s fruit, fiber and specialty ingredients portfolio and customer base through product and process innovation and diversification. The Group is focused on replacing the volume lost early in 2011 as a result of a significant customer changing to an alternative fiber product. We intend to also focus on maintaining the continuous improvement culture of the Ingredients Group to further increase capacity utilization, reduce costs, and sustain margins. Our new aseptic packaging line in our Fruit Ingredient operation is expected to increase capacity and drive incremental volumes and cost savings in 2012. Our long-term target for the Ingredients Group is to realize segment operating margins of 12% to 15%. The statements in this paragraph are forward-looking statements. See “Forward-Looking Statements” above. An unexpected increase in input costs, increased competition, loss of key customers, an inability to introduce new products to the market, or implement our strategies and goals relating to pricing, capacity utilization or cost reductions, along with the other factors described above under “Forward-Looking Statements”, could adversely impact our ability to meet these forward-looking expectations.

SUNOPTA INC.	53	December 31, 2011 10-K

Consumer Products Group	December 31, 2011	January 1, 2011	Change	% Change

Revenue	165,239	134,768	30,471	22.6%
Gross Margin	11,336	14,959	(3,623)	-24.2%
Gross Margin %	6.9%	11.1%		-4.2%

Operating Income	(3,978)	(1,302)	(2,676)	-205.5%
Operating Income %	-2.4%	-1.0%		-1.4%

The Consumer Products Group contributed $165,239 in revenues for the year ended December 31, 2011, compared to $134,768 for the year ended January 1, 2011, a $30,471 or 22.6% increase. The table below explains the increase in revenue:

Consumer Products Group Revenue Changes
Revenue for the year ended January 1, 2011	$134,768
Incremental revenue from the acquisition of Edner on December 14, 2010	13,419
Increased volume of consumer packaged products driven primarily by our beverage category including low-calorie lemonade, electrolyte water and orange juice	11,232
Higher volume as a result of new customers, increased demand and improved sales efforts in our Healthy Snacks operations, partially offset by reduced pricing to drive volume gains	8,128
Incremental revenue due to the acquisition of Lorton's on August 8, 2011	2,450
Lower volumes of retail, industrial and food service offerings in our Frozen Foods operation, partially offset by improved pricing on retail offerings	(4,389)
Decrease in brokerage commissions due to lower volume	(369)
Revenue for the year ended December 31, 2011	$165,239

Gross margins in the Consumer Products Group decreased by $3,623 to $11,336 for the year ended December 31, 2011 compared to $14,959 for the year ended January 1, 2011, and the gross margin percentage decreased by 4.2% to 6.9% . The decrease in gross margin as a percentage of revenue was due to the rationalization of legacy industrial format inventory in our Frozen Foods operation, higher raw material and labor costs in our Healthy Snacks operations, higher material costs for consumer packaged products, and negative contribution from Lorton’s, slightly offset by lower storage costs from lower inventory levels of frozen product. The table below explains the decrease in gross margin:

Consumer Products Group Gross Margin Changes
Gross Margin for the year ended January 1, 2011	$14,959
Lower volumes, reduced plant efficiencies, and increased inventory rationalization costs, partially offset by lower storage, freight, and brokerage costs in our Frozen Foods operation	(6,737)
Lower brokerage volumes and commissions	(413)
Incremental gross margin losses due to the acquisition of Lorton’s on August 8, 2011	(317)
Higher contribution due to increased volumes in our Healthy Snacks operations	2,051
Increased volume of consumer packaged products primarily in our beverage category	1,239
Incremental gross margin from acquisition of Edner on December 14, 2010	554
Gross Margin for the year ended December 31, 2011	$11,336

SUNOPTA INC.	54	December 31, 2011 10-K

Operating loss in the Consumer Products Group increased by $2,676, or 205.5%, to $3,978 for the year ended December 31, 2011, compared to $1,302 for the year ended January 1, 2011. The table below explains the increase in operating loss:

Consumer Products Group Operating Loss Changes
Operating Loss for the year ended January 1, 2011	($1,302)
Decrease in gross margin, as explained above	(3,623)
Incremental SG&A expense from the acquisition of Edner on December 14, 2010	(747)
Incremental SG&A expense from the acquisition of Lorton's on August 8, 2011	(449)
Decrease in SG&A due to the closure of the brokerage office located in Chicago, Illinois	1,087
Lower compensation costs due to staff reductions in our Frozen Foods operation, partially offset by increased headcount and bonuses in our Healthy Snacks operations	1,003
Decrease in other SG&A spending	53
Operating Loss for the year ended December 31, 2011	($3,978)

Looking forward, we expect improvements in margins and operating income from the Consumer Products Group through the growth of our Food Solutions and Healthy Snacks operations, and from continued efforts to streamline and focus the Frozen Foods operation. We believe the sale of our Mexican frozen fruit assets and the decision to enter into a strategic raw material supply agreement to service our value added retail offerings will help enhance margins. We remain customer focused and continue to explore new ways to bring value added product offerings and processes to market. We will also continue to explore opportunities to improve operating efficiencies. Continued new product development and innovation in our Healthy Snacks operation combined with increasing demand for portable nutritious fruit offerings are expected to drive growth in that business. We intend to continue to expand our operating platform into the processing and manufacturing of products in order to enhance value to our customer base, including the installation of two flexible re-sealable pouch filling lines on the U.S. west coast and plans for two more flexible pouch filling lines on the U.S. east coast to be operational in the third quarter of 2012. Long term we are targeting 8% to 10% operating margins from the Consumer Products Group. The statements in this paragraph are forward-looking statements. See “Forward-Looking Statements” above. Unexpected declines in volumes, shifts in consumer preferences, inefficiencies in our manufacturing processes, lack of consumer product acceptance, or our inability to successfully implement the particular goals and strategies indicated above, along with the other factors described above under “Forward-Looking Statements”, could have an adverse impact on these forward-looking expectations.

SUNOPTA INC.	55	December 31, 2011 10-K

International Foods Group
For the year ended	December 31, 2011	January 1, 2011	Change	% Change

Revenue	253,448	201,239	52,209	25.9%
Gross Margin	36,199	28,773	7,426	25.8%
Gross Margin %	14.3%	14.3%		-%

Operating Income	7,468	871	6,597	757.4%
Operating Income %	2.9%	0.4%		2.5%

The International Foods Group contributed $253,448 in revenues for the year ended December 31, 2011, compared to $201,239 for the year ended January 1, 2011, a $52,209 or a 25.9% increase. The table below explains the increase in revenue:

International Foods Group Revenue Changes
Revenue for the year ended January 1, 2011	$201,239
Higher customer demand for natural and organic commodities such as fruits, vegetables, sweeteners, nuts and coffee beans	39,965
Favorable impact on revenues due to the stronger Canadian dollar and euro relative to the U.S. dollar	12,216
Increased commodity prices for sweeteners, coffee beans, cocoa, seeds, nuts, fruits and vegetables	6,897
Decline in volume of shipments of both branded and distributed natural health products to the food, drug and mass channel due to the delisting of certain products and lost distribution	(6,869)
Revenue for the year ended December 31, 2011	$253,448

Gross margins in the International Foods Group increased by $7,426 to $36,199 for the year ended December 31, 2011 compared to $28,773 for the year ended January 1, 2011, and the gross margin percentage remain unchanged at 14.3% . The margin rate reflected improved commodity pricing for organic ingredients, offset by reduced sales of higher margin branded natural health products. The table below explains the increase in gross margin:

International Foods Group Gross Margin Changes
Gross Margin for the year ended January 1, 2011	$28,773
Higher volumes and pricing for natural and organic commodities such as fruits, vegetables, sweeteners, nuts and coffee beans	7,446
Favorable impact on margin due to the stronger Canadian dollar and euro relative to the U.S. dollar	1,734
Lower volumes of both branded and distributed natural health products, partially offset by reduced listing fees	(1,754)
Gross Margin for the year ended December 31, 2011	$36,199

SUNOPTA INC.	56	December 31, 2011 10-K

Operating income in the International Foods Group increased by $6,597, or 757.4%, to $7,468 for the year ended December 31, 2011, compared to $871 for the year ended January 1, 2011. The table below explains the increase in operating income:

International Foods Group Operating Income Changes
Operating Income for the year ended January 1, 2011	$871
Increase in gross margin, as explained above	7,426
Lower marketing and advertising costs primarily in our Natural Health Products operation	1,454
Decrease in other SG&A spending including travel, utilities and insurance	485
Unfavorable impact of a stronger Canadian dollar and euro relative to the U.S. dollar, on foreign denominated SG&A	(1,202)
Higher compensation expense primarily in our European operations, partially offset by savings in our natural health products operation from restructuring initiatives in 2011 and 2010	(803)
Increased foreign exchange losses	(763)
Operating Income for the year ended December 31, 2011	$7,468

Looking forward, the International Foods Group is focused on leveraging its sourcing, supply, processing and distribution expertise to grow its portfolio of organic ingredients as well as expand its range of natural health product offerings. Long-term group operating margins are targeted at 5% to 6% of revenues, which are expected to be achieved through a combination of sourcing, pricing and product development strategies. We also intend to strive to foster an environment of continuous improvement to help forward and backward integrate where opportunities exist, expand our processing expertise and increase our value-added capabilities. The statements in this paragraph are forward-looking statements. See “Forward-Looking Statements” above. Unfavorable fluctuations in foreign exchange, reduced demand for natural and organic ingredients, increased competition, delayed synergies, as well as our inability to realize our particular strategic expansion goals, along with the other factors described above under “Forward-Looking Statements”, could have an adverse impact on these forward-looking expectations.

SUNOPTA INC.	57	December 31, 2011 10-K

Opta Minerals	December 31, 2011	January 1, 2011	Change	% Change

Revenue	93,120	80,868	12,252	15.2%
Gross Margin	20,746	20,037	709	3.5%
Gross Margin %	22.3%	24.8%		-2.5%

Operating Income	7,577	7,753	(176)	-2.3%
Operating Income %	8.1%	9.6%		-1.5%

Opta Minerals contributed $93,120 in revenues for the year ended December 31, 2011, compared to $80,868 for the year ended January 1, 2011, a $12,252 or 15.2% increase. The table below explains the increase in revenue:

Opta Minerals Revenue Changes
Revenue for the year ended January 1, 2011	$80,868
Increased volume of mill and foundry products as a result of global increase in demand for steel and new customers and applications	14,994
Decreased volumes of abrasive products and other industrial mineral products and services	(2,742)
Revenue for the year ended December 31, 2011	$93,120

Gross margin for Opta Minerals increased by $709 to $20,746 for the year ended December 31, 2011 compared to $20,037 for the year ended January 1, 2011, and the gross margin percentage decreased by 2.5% to 22.3% . The decrease in gross margin as a percentage of revenue was driven by changes to product mix, an increase in plant costs and higher labor costs related to higher sales volume. The table below explains the increase in gross margin:

Opta Minerals Gross Margin Changes
Gross Margin for the year ended January 1, 2011	$20,037
Increased contribution from steel and related products due to higher demand, partially offset by higher labor costs due to the increased volume	2,788
Impact of reduced volume and increased raw material and plant costs in abrasive products	(2,079)
Gross Margin for the year ended December 31, 2011	$20,746

Operating income for Opta Minerals decreased by $176, or 2.3%, to $7,577 for the year ended December 31, 2011, compared to $7,753 for the year ended January 1, 2011. The table below explains the decrease in operating income:

Opta Minerals Operating Income Changes
Operating Income for the year ended January 1, 2011	$7,753
Increase in gross margin, as explained above	709
Decrease in foreign exchange gains	(698)
Increase in general office costs	(187)
Operating Income for the year ended December 31, 2011	$7,577

Opta Minerals is focused on near-term growth opportunities, including the recent acquisitions of Inland in November 2011 and Babco in February 2012. We believe Opta Minerals is well positioned for continued expansion based on additional acquisition opportunities and a number of internal growth opportunities which are currently in development. We own 66.2% of Opta Minerals and segment operating income is presented prior to non-controlling interest expense. The statements in this paragraph are forward-looking statements. See “Forward-Looking Statements” above. An extended period of softness in the steel and foundry industries, slowdowns in the economy, or delays in bringing new products and operations completely online, along with the other factors described above under “Forward-Looking Statements”, could have an adverse impact on these forward-looking expectations.

SUNOPTA INC.	58	December 31, 2011 10-K

Corporate Services	December 31, 2011	January 1, 2011	Change	% Change
Operating Loss	(7,769)	(11,213)	3,444	30.7%

Operating loss at Corporate Services decreased by $3,444 to $7,769 for the year ended December 31, 2011, from costs of $11,213 for the year ended January 1, 2011. The table below explains the decrease in operating loss:

Corporate Services Operating Loss Changes
Operating Loss for the year ended January 1, 2011	($11,213)
Increase in corporate management fees that are allocated to SunOpta operating groups	2,754
Decrease in compensation expense, primarily due to lower bonus expense and stock- based compensation	1,226
Decreased legal fees primarily due to a reduction in legal costs related to the restatement of financial statements included in the quarterly reports for the first three quarters of 2007	1,167
Lower workers compensation costs due to expectation of claims to be settled	598
Lower depreciation expense due to certain corporate assets reaching the end of their estimated useful lives	319
Decrease in foreign exchange gains	(1,616)
Increase in SG&A costs due to the impact of a stronger Canadian dollar relative to the U.S. dollar	(569)
Increase in professional fees, primarily due to increased tax and IT consulting, and higher recruitment fees, partially offset by reduction in general office costs	(435)
Operating Loss for the year ended December 31, 2011	($7,769)

Management fees mainly consist of salaries of corporate personnel who perform back office functions for divisions, as well as costs related to the enterprise resource management system used within several of the divisions. These expenses are allocated to the groups based on (1) specific identification of allocable costs that represent a service provided to each division and (2) a proportionate distribution of costs based on a weighting of factors such as revenue contribution and number of people employed within each division.

SUNOPTA INC.	59	December 31, 2011 10-K

Results of 2010 Operations Compared With Results of 2009 Operations
(Expressed in thousands of U.S dollars, except per share amount)

	January 1, 2011	December 31, 2009	Change	Change
	$	$	$	%
Revenue
SunOpta Foods	817,441	756,508	60,933	8.1%
Opta Minerals	80,868	62,523	18,345	29.3%
Total Revenue	898,309	819,031	79,278	9.7%

Gross Profit
SunOpta Foods	121,454	92,028	29,426	32.0%
Opta Minerals	20,037	13,081	6,956	53.2%
Total Gross Profit	141,491	105,109	36,382	34.6%

Segment Operating Income (Loss)(1)
SunOpta Foods	46,442	18,100	28,342	156.6%
Opta Minerals	7,753	1,161	6,592	567.8%
Corporate Services	(11,213)	(6,614)	(4,599)	69.5%
Total Segment Operating Income	42,982	12,647	30,335	239.9%

Other expense, net	10,945	2,245	8,700	387.5%
Goodwill impairment	1,654	8,841	(7,187)	-81.3%
Earnings from continuing operations before the following	30,383	1,561	28,822	n/m
Interest expense, net	9,749	13,839	(4,090)	-29.6%
Provision for (recovery of) income taxes	6,058	(3,038)	9,096	-299.4%
Earnings (loss) from continuing operations	14,576	(9,240)	23,816	-257.7%
Earnings (loss) attributable to non-controlling interests	1,368	(2,807)	4,175	-148.7%
Loss from discontinued operations, net of taxes	(15,092)	(330)	(14,762)	n/m
Gain on sale of discontinued operations, net of taxes	62,950	-	62,950	n/m
Earnings (loss) attributable to SunOpta Inc.	61,066	(6,763)	67,829	n/m

(1)

The tables following present a reconciliation of segment operating income (loss) to “earnings (loss) from continuing operations before the following”, which we consider to be the most directly comparable U.S. GAAP financial measure (refer to page 45, note (1) regarding the use of non-GAAP measures).

SUNOPTA INC.	60	December 31, 2011 10-K

	Grains		Consumer	International
	and Foods	Ingredients	Products	Foods	SunOpta	Opta	Corporate	Consol-
	Group	Group	Group	Group	Foods	Minerals	Services	idated
	$	$	$	$	$	$	$	$
January 1, 2011
Segment operating income (loss)	28,003	18,870	(1,302)	871	46,442	7,753	(11,213)	42,982
Other expense, net	(118)	(163)	(9,153)	(636)	(10,070)	(435)	(440)	(10,945)
Goodwill impairment	-	-	-	(1,654)	(1,654)	-	-	(1,654)
Earnings (loss) from continuing operations before the following	27,885	18,707	(10,455)	(1,419)	34,718	7,318	(11,653)	30,383

December 31, 2009
Segment operating income (loss)	18,484	12,257	(10,327)	(2,314)	18,100	1,161	(6,614)	12,647
Other expense, net	(802)	(13)	(2,595)	16	(3,394)	1,257	(108)	(2,245)
Goodwill impairment	-	-	(500)	-	(500)	(8,341)	-	(8,841)
Earnings (loss) from continuing operations before the following	17,682	12,244	(13,422)	(2,298)	14,206	(5,923)	(6,722)	1,561

Revenues for the year ended January 1, 2011 increased by 9.7% to $898,309 from $819,031 for the year ended December 31, 2009. Revenues in SunOpta Foods increased by 8.1% to $817,441 and revenues in Opta Minerals increased by 29.3% to $80,868. The increased revenue is based on consolidated internal growth of 8.6% and acquisition related revenues of $13,076. Internal growth includes growth on the base business plus growth on acquisitions from the date of acquisition over the previous year in addition to the impact of foreign exchange movements on the translation of foreign denominated revenue to U.S. dollars and commodity related price movements. Excluding the impact of foreign exchange and commodity related price movements, revenues increased approximately 10.6% over the prior year. The acquisitions of Dahlgren and Edner. added incremental acquisition revenues of $13,031 and $45, respectively. The increase in revenue was due primarily to the changes in sales volume and pricing described below in “Segmented Operations Information”.

Gross profit increased $36,382, or 34.6%, for the year ended January 1, 2011 to $141,491 from $105,109 for the year ended December 31, 2009. As a percentage of revenues, gross profit for the year ended January 1, 2011 was 15.8% compared to 12.8% for the year ended December 31, 2009, an increase of 3.0% . For the year ended January 1, 2011, we experienced increased gross profit in all of our operating segments. Within SunOpta Foods, higher volumes of fiber, fruit ingredient products, grains, consumer products and plant efficiencies all contributed to the increased gross profit. Also contributing to the increase in gross profit was a rebound in the steel and abrasive markets for Opta Minerals. The improvement in gross profit was due primarily to a lower overall cost of goods sold, as a percentage of revenues, as a result of the variances described below under “Segmented Operations Information”.

SG&A costs including intangible asset amortization increased $7,176 to $100,161 for the year ended January 1, 2011 compared to $92,985 for the year ended December 31, 2009. The combination of a stronger Canadian dollar and a weaker euro for the year ended January 1, 2011 led to a $3,049 increase in SG&A on foreign denominated costs. Additional SG&A costs of $6,844 relating to higher compensation costs, the acquisition of Dahlgren, non-cash stock-based compensation, professional fees and general overhead expenses were offset by a $2,029 reduction in costs relating to brand re-launch initiatives at our natural health products operation and severance and facility rationalizations in our Frozen Foods operation. As a percentage of revenues, SG&A costs and intangible asset amortization costs were 11.1% for the year ended January 1, 2011 compared to 11.3% for the year ended December 31, 2009.

Foreign exchange gains were $1,652 for the year ended January 1, 2011 as compared to gains of $523 for the year ended December 31, 2009. The increase is primarily due to favorable exchange rate movements for the euro and Canadian dollar relative to the U.S. dollar.

Total segment operating income for the year ended January 1, 2011 increased by $30,335 to $42,982 compared to total segment operating income of $12,647 for the year ended December 31, 2009 due to the factors noted above. As a percentage of revenue, total segment operating income was 4.8% for the year ended January 1, 2011, compared to 1.5% for the year ended December 31, 2009. Further details on revenue, gross margins and segment operating income variances are provided below under “Segmented Operations Information”.

SUNOPTA INC.	61	December 31, 2011 10-K

Other expense for the year ended January 1, 2011 of $10,945 reflects non-cash long-lived asset impairment and severance charges of $7,549 and $1,805, respectively, primarily related to rationalization efforts in our frozen foods operation that began in fiscal 2009 and continued into 2010, as well as the rationalization efforts at our natural health products operation which began in the second quarter of 2010. In addition, there were other expenses relating to acquisition costs of $547, non-cash stock compensation expense of $435 at Opta Minerals, non-cash pension curtailment expense of $588 and other charges totaling $537 relating primarily to the Consumer Products Group. In 2009, other expense of $2,245 related to facility rationalization costs, the settlement of a labor related class action lawsuit, and the elimination of certain long-term liabilities at Opta Minerals.

Goodwill impairment of $1,654 reflects a non-cash impairment charge recorded as the Company determined that the carrying value of goodwill in the International Foods Group and specifically its natural health products reporting unit exceeded its fair value. In 2009, goodwill impairment charges were recorded for $8,341 at Opta Minerals and $500 in the Consumer Products Group.

Interest expense for the year ended January 1, 2011 was $9,749 compared to $13,839 for the year ended December 31, 2009, a $4,090 decrease. Borrowing costs were lower for the year ended January 1, 2011 due to lower debt levels, due in part to the proceeds received on the sale of the Canadian Food Distribution assets, lower LIBOR rates, improved positioning on our interest rate pricing grid due to stronger operating results, and as a result of $1,800 of non-cash interest charges incurred in 2009 related to the waiver and amendment of our credit facilities, which occurred on April 30, 2009.

Income tax provision for the year ended January 1, 2011 was $6,058 compared to a recovery of $3,038 for the year ended December 31, 2009, due to the higher consolidated earnings before tax in the current period.

Earnings from continuing operations for the year ended January 1, 2011 were $14,576 as compared to a loss of $9,240 for the year ended December 31, 2009, a $23,816 increase. Basic and diluted earnings per share from continuing operations were $0.20 and $0.20, respectively, for the year ended January 1, 2011 compared to losses of $0.09 and $0.09, respectively, for the year ended December 31, 2009.

Earnings attributable to non-controlling interest for the year ended January 1, 2011 were $1,368 compared to losses of $2,807 for the year ended December 31, 2009. The $4,175 increase is due to higher net earnings in our less-than-wholly-owned subsidiaries.

Losses from discontinued operations, net of income taxes, were $15,092 for the year ended January 1, 2011 compared to losses of $330 for the year ended December 31, 2009. The $14,762 increase in losses from discontinued operations is due to $15,280 relating to stock-based and other compensation costs that were realized upon the sale of SunOpta BioProcess, and costs of $1,289 incurred as a result of the sale of the Canadian Food Distribution assets including retention bonuses, severances and mandatory interest payments, offset by $1,807 of higher operating margins from discontinued operations.

Gain on the sale of discontinued operations of $62,950 represents the after tax gains realized on the dispositions of the Canadian Food Distribution assets and the shares of SunOpta BioProcess.

On a consolidated basis, earnings and basic and diluted earnings per share were $61,066, $0.94 and $0.92 respectively, for the year ended January 1, 2011, compared to losses of $6,763, $0.10 and $0.10, respectively, for the year ended December 31, 2009.

SUNOPTA INC.	62	December 31, 2011 10-K

Adjusted Earnings from Operations

During the year ended January 1, 2011, we recognized gains and recorded specific expenses against net earnings that we do not believe are reflective of normal business operations. As a result, we believe it is useful to eliminate these gains and expenses to compute an adjusted earnings from operations(1) amount for the year ended January 1, 2011 which we believe is more reflective of normal business operations. Adjusted earnings from operations per diluted share(1) for the year ended January 1, 2011 were $0.33.

Following is a calculation of our Adjusted earnings from operations(1) and Adjusted earnings from operations per diluted share(1) for the year ended January 1, 2011:

		Per Diluted
		Share (2)
Earnings attributable to SunOpta Inc.	$61,066	$0.92
Adjusted for:
Gain on sale of discontinued operations, net of taxes	(62,950)	(0.95)
Gain on dilution of SunOpta BioProcess ownership position in Xylitol Canada	(1,242)	(0.02)
Reversal of tax valuation allowance at SunOpta Inc., net of valuation allowance recorded at Opta Minerals	(350)	(0.01)
Costs included in discontinued operations as a result of the sale of the Canadian Food Distribution assets and shares of SunOpta BioProcess, net of tax recovery of $388	16,183	0.25
Impairment of long-lived assets and goodwill, net of taxes of $2,321	6,367	0.10
Severance and closure costs at our natural health products operation and our brokerage operation, net of taxes of $345	662	0.01
Non-cash pension curtailment expense	588	0.01
Costs incurred to complete acquisitions of Dahlgren and Edner	547	0.01
Non-cash compensation costs related to cancelled stock options recorded at Opta Minerals, net of $146 allocated to non-controlling interests	289	-
Adjusted earnings from operations(1)	$21,160	$0.32

During the year ended January 1, 2011, we recorded gains on the sales of the Canadian Food Distribution assets and the sale of SunOpta BioProcess (see Note 3 of the Consolidated Financial Statements). Losses from discontinued operations, net of income taxes, include costs incurred as a result of the sales including stock-based and other compensation rewards that were triggered upon closing of the sales, severances and mandatory interest payments. We also executed a restructuring plan at our natural health products operation as a result of market conditions and the sale of the Canadian Food Distribution assets, which triggered severance costs. As a result of its dilution in ownership in an investment prior to being sold, SunOpta BioProcess recorded a non-taxable dilution gain in the second quarter of 2010. We also recorded asset write-downs relating to property, plant and equipment and intangible assets within the Consumer Products Group, recognized a goodwill impairment charge relating to our natural health products division, and reversed a tax valuation allowance relating to a tax position that is no longer uncertain. In addition, we incurred professional, legal and other costs related to our fourth quarter of 2010 acquisitions of Dahlgren and the assets of Edner, as well as non-cash compensation related to cancelled stock options at our less-than-wholly-owned subsidiary. We believe that earnings attributable to SunOpta Inc. is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted earnings from operations(1), and that earnings per share is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted earnings from operations per diluted share (1).

The table above reconciles earnings attributable to SunOpta Inc. to Adjusted earnings from operations(1) and reconciles earnings per share to Adjusted earnings from operations per diluted share(1), in each case for the year ended January 1, 2011.

(1)

Adjusted earnings from operations per diluted share and Adjusted earnings from operations are non-GAAP financial measures. We believe these non-GAAP measures, which have been adjusted for the impact of the items listed in the table above, assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Adjusted earnings from operations per diluted share and Adjusted earnings from operations should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

(2)	The diluted weighted average number of shares outstanding for the year ended January 1, 2011 was 66,028,278 (see Note 16 of the Consolidated Financial Statements).

SUNOPTA INC.	63	December 31, 2011 10-K

Segmented Operations Information

SunOpta Foods
For the year ended	January 1, 2011	December 31, 2009	Change	% Change

Revenue	817,441	756,508	60,933	8.1%
Gross Margin	121,454	92,028	29,426	32.0%
Gross Margin %	14.9%	12.2%		2.7%

Operating Income	46,442	18,100	28,342	156.6%
Operating Income %	5.7%	2.4%		3.3%

SunOpta Foods contributed $817,441 or 91.0% of consolidated revenue for the year ended January 1, 2011 compared to $756,508 or 92.4% of consolidated revenues for the year ended December 31, 2009, an increase of $60,933. The increased revenue is based on SunOpta Foods internal growth of 6.9% and acquisition revenues of $13,076. Internal growth includes growth on the base business plus growth on acquisitions from the date of acquisition over the previous year in addition to the impact of foreign exchange movements on the translation of foreign denominated revenue to U.S. dollars and commodity related price movements. Excluding the impact of foreign exchange and commodity related price movements, revenues in SunOpta Foods increased approximately 9.1% over the prior year. The acquisition of Dahlgren and Edner added incremental acquisition related revenues of $13,031 and $45, respectively. The table below explains the increase in revenue by group:

SunOpta Foods Revenue Changes
Revenue for the year ended December 31, 2009	$756,508
Increase in the Grains and Foods Group	39,876
Increase in the Ingredients Group	10,616
Increase in the Consumer Products Group	1,604
Increase in the International Foods Group	8,837
Revenue for the year ended January 1, 2011	$817,441

Gross margin in SunOpta Foods increased by $29,426 for the year ended January 1, 2011 to $121,454, or 14.9% of revenues, compared to $92,028, or 12.2% of revenues for the year ended December 31, 2009. The table below explains the increase in gross margin by group:

SunOpta Foods Gross Margin Changes
Gross Margin for the year ended December 31, 2009	$92,028
Increase in the Grains and Foods Group	10,531
Increase in the Ingredients Group	7,336
Increase in the Consumer Products Group	6,447
Increase in the International Foods Group	5,112
Gross Margin for the year ended January 1, 2011	$121,454

SUNOPTA INC.	64	December 31, 2011 10-K

Operating income in SunOpta Foods increased by $28,342 for the year ended January 1, 2011 to $46,442 or 5.7% of revenues, compared to $18,100 or 2.4% of revenues for the year ended December 31, 2009. The table below explains the increase in operating income:

SunOpta Foods Operating Income Changes
Operating Income for the year ended December 31, 2009	$18,100
Increase in gross margin, as noted above	29,426
Increase in foreign exchange gains	805
Increase in SG&A costs	(1,889)
Operating Income for the year ended January 1, 2011	$46,442

Further details on revenue, gross margin and operating income variances within SunOpta Foods are provided in the segmented operations information that follows.

Grains and Foods Group	January 1, 2011	December 31, 2009	Change	% Change

Revenue	364,905	325,029	39,876	12.3%
Gross Margin	47,101	36,570	10,531	28.8%
Gross Margin %	12.9%	11.3%		1.6%

Operating Income	28,003	18,484	9,519	51.5%
Operating Income %	7.7%	5.7%		2.0%

The Grains and Foods Group contributed $364,905 in revenues for the year ended January 1, 2011, compared to $325,029 for the year ended December 31, 2009, a $39,876 or 12.3% increase. The table below explains the increase in revenue:

Grains and Foods Group Revenue Changes
Revenue for the year ended December 31, 2009	$325,029
Higher volume of commodity grains and grain-based food ingredients and incremental revenue generated from our South African soy base operation	25,946
Higher soymilk and alternate beverage sales due to growth in volumes from existing and new customer contracts and the commencement of aseptically packaged natural broth and soup products at our Alexandria, Minnesota facility	22,715
Incremental revenue from the acquisition of Dahlgren on November 8, 2010	13,031
Increased sunflower product sales as a result of higher bakery kernel and by-product volume, offset by lower volume of in-shell products and by price declines due in part to the weakening euro	608
Volume increase at our roasted grain operation as a result of the launch of our Sunrich
Naturals brand roasted snack product	597
Decline in price for commodity soy and corn as well as organic grains and grain-based ingredients	(14,076)
Loss of significant customer for extended shelf life soy milk products in the third quarter of 2009	(8,945)
Revenue for the year ended January 1, 2011	$364,905

Gross margin in the Grains and Foods Group increased by $10,531 to $47,101 for the year ended January 1, 2011 compared to $36,570 for the year ended December 31, 2009, and the gross margin percentage increased by 1.6% to 12.9% . The increase in gross margin as a percentage of revenue is primarily due to a favorable shift in sales mix, as soymilk and alternative beverages as well as packaged sunflower products have higher inherent margins than our grain-based sales. Improved efficiencies at our West Coast aseptic packaging facility which was being commissioned during the first half of 2009 also helped to increase the gross margin rate. The table below explains the increase in gross margin:

SUNOPTA INC.	65	December 31, 2011 10-K

Grains and Foods Group Gross Margin Changes
Gross Margin for the year ended December 31, 2009	$36,570
Higher volumes of soymilk, alternate beverages and broth products	5,239
Increased volume for bakery kernel products combined with plant efficiencies and improved in-shell pricing	3,621
Pre-opening costs incurred in 2009 at our aseptic packaging facility in Modesto, California which became operational late in the second quarter of 2009	2,464
Incremental margin from the acquisition of Dahlgren on November 8, 2010	2,048
Increased volumes in our roasted grain operation as a result of launch of Sunrich
Naturals brand roasted product, and production efficiencies	49
Loss of significant customer for extended shelf life soy milk products in the third quarter of 2009	(1,994)
Business interruption insurance proceeds not received in 2010	(577)
Unfavorable pricing of our non-GMO and organic grains and grain-based foods due to market pricing of specialty grains and crop quality, offset by increased volumes	(319)
Gross Margin for the year ended January 1, 2011	$47,101

Operating income in the Grains and Foods Group increased by $9,519 or 51.5% to $28,003 for the year ended January 1, 2011, compared to $18,484 for the year ended December 31, 2009. The table below explains the increase in operating income:

Grains and Foods Group Operating Income Changes
Operating Income for the year ended December 31, 2009	$18,484
Increase in gross margin, as explained above	10,531
Lower foreign exchange losses	207
Incremental SG&A from the acquisition of Dahlgren on November 8, 2010	(563)
Increased office, travel, marketing and R&D costs due to facility expansions and international strategy initiatives, partially offset by lower compensation costs	(521)
Increased professional fees and reserves	(135)
Operating Income for the year ended January 1, 2011	$28,003

SUNOPTA INC.	66	December 31, 2011 10-K

Ingredients Group	January 1, 2011	December 31, 2009	Change	% Change

Revenue	116,529	105,913	10,616	10.0%
Gross Margin	30,621	23,285	7,336	31.5%
Gross Margin %	26.3%	22.0%		4.3%

Operating Income	18,870	12,257	6,613	54.0%
Operating Income %	16.2%	11.6%		4.6%

The Ingredients Group contributed $116,529 in revenues for the year ended January 1, 2011, compared to $105,913 for the year ended December 31, 2009, a $10,616 or 10.0% increase. The table below explains the increase in revenue:

Ingredients Group Revenue Changes
Revenue for the year ended December 31, 2009	$105,913
Higher volume due to the increased demand at our fruit ingredient operations for industrial and food service products and new product offerings as well as improved pricing	6,910
Increased oat and soy fiber volumes due to customer demands, slightly offset by price decreases	3,567
Improved pricing in contract manufacturing	1,735
Decrease in blended food ingredients due to lower volume and the partial sale of our product portfolio during the fourth quarter of 2009, as well as lower pricing in the dairy blends market	(1,256)
Decrease in bran sales due to lower volumes in corn as well as the overall bran market	(340)
Revenue for the year ended January 1, 2011	$116,529

Gross margin in the Ingredients Group increased by $7,336 to $30,621 for the year ended January 1, 2011 compared to $23,285 for the year ended December 31, 2009, and the gross margin percentage increased by 4.3% to 26.3% . The increase in gross margin as a percentage of revenue is due to continued process improvements implemented in our manufacturing facilities coupled with higher volumes leading to improved production efficiencies, as well as lower raw material costs. The table below explains the increase in gross margin:

Ingredients Group Gross Margin Changes
Gross Margin for the year ended December 31, 2009	$23,285
Increase due to oat and soy fiber volume and plant efficiencies	3,802
Impact of improved pricing and higher volumes in our fruit ingredient operations which, in addition to process improvements, contributed to manufacturing efficiencies	2,426
Increase in volume and pricing in contract manufacturing	1,158
Lower manufacturing costs in dairy blends and other blended products, partially offset by lower volumes	288
Decrease in starch and brans due primarily to lower volume	(338)
Gross Margin for the year ended January 1, 2011	$30,621

SUNOPTA INC.	67	December 31, 2011 10-K

Operating income in the Ingredients Group increased by $6,613, or 54.0%, to $18,870 for the year ended January 1, 2011, compared to $12,257 for the year ended December 31, 2009. The table below explains the increase in operating income:

Ingredients Group Operating Income Changes
Operating Income for the year ended December 31, 2009	$12,257
Increase in gross margin, as explained above	7,336
Decrease in bad debt expense	253
Increase in compensation costs	(537)
Higher professional fees, increased travel expense and higher general office costs and corporate allocations, offset by a decrease in foreign exchange losses	(439)
Operating Income for the year ended January 1, 2011	$18,870

Consumer Products Group	January 1, 2011	December 31, 2009	Change	% Change

Revenue	134,768	133,164	1,604	1.2%
Gross Margin	14,959	8,512	6,447	75.7%
Gross Margin %	11.1%	6.4%		4.7%

Operating Loss	(1,302)	(10,327)	9,025	87.4%
Operating Loss %	-1.0%	-7.8%		6.8%

The Consumer Products Group contributed $134,768 in revenues for the year ended January 1, 2011, compared to $133,164 for the year ended December 31, 2009, a $1,604 or 1.2% increase. The table below explains the increase in revenue:

Consumer Products Group Revenue Changes
Revenue for the year ended December 31, 2009	$133,164
Increased volume at Food Solutions, primarily driven by new products, including low- calorie lemonades and electrolyte water products	4,379
Higher volume as a result of new customers and increased demand in our healthy snacks operation, partially offset by reduced contract pricing to certain customers	2,477
Decrease in brokerage operations due to lower volumes and lost customers	(3,179)
Volume declines on industrial and food service offerings along with retail price decreases in the Frozen Foods operation, partially offset by higher retail volumes and price increases for industrial products	(2,073)
Revenue for the year ended January 1, 2011	$134,768

SUNOPTA INC.	68	December 31, 2011 10-K

Gross margins in the Consumer Products Group increased by $6,447 to $14,959 for the year ended January 1, 2011 compared to $8,512 for the year ended December 31, 2009, and the gross margin percentage increased by 4.7% to 11.1% . The increase in gross margin as a percentage of revenue is due to liquidation and rationalization costs incurred in 2009 that did not reoccur in 2010, as well as improved production efficiencies at our frozen foods operations, cost benefits realized from process improvement initiatives implemented in our healthy snacks operations, and new higher margin product offerings in the Food Solutions operations. The table below explains the increase in gross margin:

Consumer Products Gross Margin Changes
Gross Margin for the year ended December 31, 2009	$8,512
Costs incurred in 2009 to liquidate inventories and rationalize product offerings in the frozen foods operation	3,238
Introduction of new, high margin, products offerings at Food Solutions in addition to improved pricing on existing products, as well as lower warehousing costs and a decrease in inventory reserves as a result of lower inventory levels	1,492
Positive impact of the elimination of fresh fruit processing at our Buena Park facility via reduced storage and less costly Mexican fruit, coupled with increased retail volumes and lower brokerage costs, slightly offset by higher transportation costs	1,484
Impact of higher volumes, process improvement initiatives and cost reductions implemented at our healthy snacks operations, offset by costs related to the consolidation of two manufacturing facilities	1,265
Decline in volume at our brokerage operations	(1,032)
Gross Margin for the year ended January 1, 2011	$14,959

Operating loss in the Consumer Products Group decreased by $9,025, or 87.4%, to $1,302 for the year ended January 1, 2011, compared to a loss of $10,327 for the year ended December 31, 2009. The table below explains the decrease in operating loss:

Consumer Products Group Operating Loss Changes
Operating Loss for the year ended December 31, 2009	($10,327)
Increase in gross margin, as explained above	6,447
Decrease in compensation related costs and other general office expenses as a result of reduced headcount	2,540
Severance and related costs incurred in the first quarter of 2009 associated with the rationalization of a facility	545
Increase in professional fees related to ongoing legal matters	(329)
Increase in marketing expense in support of new product offerings and expanded sales efforts	(178)
Operating Loss for the year ended January 1, 2011	($1,302)

SUNOPTA INC.	69	December 31, 2011 10-K

International Foods Group
For the year ended	January 1, 2011	December 31, 2009	Change	% Change

Revenue	201,239	192,402	8,837	4.6%
Gross Margin	28,773	23,661	5,112	21.6%
Gross Margin %	14.3%	12.3%		2.0%

Operating Income	871	(2,314)	3,185	137.6%
Operating Income %	0.4%	-1.2%		1.6%

The International Foods Group contributed $201,239 in revenues for the year ended January 1, 2011, compared to $192,402 for the year ended December 31, 2009, an $8,837 or a 4.6% increase. The table below explains the increase in revenue:

International Foods Group Revenue Changes
Revenue for the year ended December 31, 2009	$192,402
Higher customer demand for natural and organic commodities such as processed fruits and vegetables, cocoa products, sweeteners, and coffee beans, partially offset by lower demand for feed ingredients	12,606
Improved pricing for sweeteners, coffee beans and agave, and market pricing for cocoa, which continues to trade at or near record pricing, partially offset by lower contract pricing on grains, seeds and frozen fruits and vegetables	4,109
Decline in volume of shipments of both branded and distributed natural health products due to increased competition in the Canadian market and lower demand for health and beauty aids and health food products, slightly offset by increased demand in international markets for our natural health products	(7,350)
Unfavorable net impact on revenues due to the weakened euro relative to the U.S. dollar, partially offset by the stronger Canadian dollar relative to the U.S. dollar compared to the 2009 period	(528)
Revenue for the year ended January 1, 2011	$201,239

SUNOPTA INC.	70	December 31, 2011 10-K

Gross margins in the International Foods Group increased by $5,112 to $28,773 for the year ended January 1, 2011 compared to $23,661 for the year ended December 31, 2009, and the gross margin percentage increased by 2.0% to 14.3% . The increase in margin rate was due to improved contract pricing on certain organic ingredients at The Organic Corporation and lower spending in support of our branded natural health products. The table below explains the increase in gross margin:

International Foods Group Gross Margin Changes
Gross Margin for the year ended December 31, 2009	$23,661
Higher volumes of natural and organic commodities, as well as improved contract pricing on coffee beans, sweeteners, agave and cocoa	6,159
Reduced spending on a brand re-launch initiative that was undertaken in 2009 in support of certain of our branded natural health products	1,714
Favorable net impact on gross margins due to the stronger Canadian dollar relative to the U.S. dollar, partially offset by weakened euro relative to the U.S. dollar versus the 2009 period	618
Lower shipment volumes of both branded products and distributed products, partially offset by improved pricing on distributed products and reduced trade spending in our natural health products operations	(3,379)
Gross Margin for the year ended January 1, 2011	$28,773

Operating income in the International Foods Group increased by $3,185, or 137.6%, to $871 for the year ended January 1, 2011, compared to a loss of $2,314 for the year ended December 31, 2009. The table below explains the increase in operating income:

International Foods Group Operating Income Changes
Operating Loss for the year ended December 31, 2009	($2,314)
Increase in gross margins, as explained above	5,112
Lower marketing costs related to a brand re-launch initiative that was undertaken in 2009 in support of certain of our branded natural health products	1,484
Foreign exchange gains on forward foreign exchange contracts entered into by The
Organic Corporation, mostly related to U.S. denominated contracts	627
Increase in compensation and other related costs due to higher headcount at The Organic
Corporation to support higher sales and the sourcing of raw material products, as well as higher reserve for bad debts, partially offset by lower compensation related costs in our natural and health products operations due to headcount reductions in 2010	(2,088)
Negative impact on Canadian borne SG&A spending due to higher Canadian dollar relative to the U.S., partially offset by euro borne SG&A spending due to the lower euro relative to the U.S. dollar as compared to the 2009 period	(1,560)
Higher corporate management fees	(390)
Operating Income for the year ended January 1, 2011	$871

SUNOPTA INC.	71	December 31, 2011 10-K

Opta Minerals	January 1, 2011	December 31, 2009	Change	% Change

Revenue	80,868	62,523	18,345	29.3%
Gross Margin	20,037	13,081	6,956	53.2%
Gross Margin %	24.8%	20.9%		3.9%

Operating Income	7,753	1,161	6,592	567.8%
Operating Income %	9.6%	1.9%		7.7%

Opta Minerals contributed $80,868 in revenues for the year ended January 1, 2011, compared to $62,523 for the year ended December 31, 2009, an $18,345 or 29.3% increase. The table below explains the increase in revenue:

Opta Minerals Revenue Changes
Revenue for the year ended December 31, 2009	$62,523
Increased volume as a result of a global increase in demand for steel and related products	11,568
Higher volume of abrasive products as a result of increased demand for abrasive slag in the Southern U.S.	3,626
Incremental sales from new production facilities located in Freeport, Texas and Tampa Bay, Florida which did not start to come online until the fourth quarter of 2009	3,151
Revenue for the year ended January 1, 2011	$80,868

Gross margin for Opta Minerals increased by $6,956 to $20,037 for the year ended January 1, 2011 compared to $13,081 for the year ended December 31, 2009, and the gross margin percentage increased by 3.9% to 24.8% . The table below explains the increase in gross margin:

Opta Minerals Gross Margin Changes
Gross Margin for the year ended December 31, 2009	$13,081
Increased volume of steel and related products due to higher demand, combined with cost reduction measures that were implemented during 2009	5,369
Incremental gross margin from new production facilities located in Freeport, Texas and Tampa Bay, Florida which did not start to come online until the fourth quarter of 2009	821
Higher volume of abrasive products and lower costs due to cost reduction measures that were implemented during 2009	766
Gross Margin for the year ended January 1, 2011	$20,037

SUNOPTA INC.	72	December 31, 2011 10-K

Operating income for Opta Minerals increased by $6,592, or 567.8%, to $7,753 for the year ended January 1, 2011, compared to $1,161 for the year ended December 31, 2009. The table below explains the increase in operating income:

Opta Minerals Operating Income Changes
Operating Income for the year ended December 31, 2009	$1,161
Increase in gross margin, as explained above	6,956
Increase in foreign exchange gains	805
Decrease in depreciation and amortization	170
Decrease in professional fees due to fewer legal matters	155
Increase in compensation costs	(975)
Increase in bad debt, office and occupancy costs, and storage and freight, offset by lower marketing and other SG&A costs	(519)
Operating Income for the year ended January 1, 2011	$7,753

Corporate Services	January 1, 2011	December 31, 2009	Change	% Change
Operating Loss	(11,213)	(6,614)	(4,599)	-69.5%

Operating loss at Corporate Services increased by $4,599 to $11,213 for the year ended January 1, 2011, from costs of $6,614 for the year ended December 31, 2009. The table below explains the increase in operating loss:

Corporate Services Operating Loss Changes
Operating Loss for the year ended December 31, 2009	($6,614)
Increased compensation costs due to higher bonus accruals and increased workers compensation expense	(2,508)
Increase in SG&A costs due to the strengthened Canadian dollar in 2010 on translating Canadian borne expenses into U.S. dollars	(1,489)
Higher stock compensation expense as a result of warrants that were issued pursuant to an advisory services agreement with a financial advisory firm, as well as consulting costs	(640)
Increase in other corporate overhead costs mainly due to higher insurance premiums, increased IT related communication and hosting expenses and increased bank charges under our asset based lending facility, offset by lower depreciation expense	(613)
Decrease in foreign exchange gains	(410)
Increase in corporate management fees that are allocated to SunOpta operating groups	683
Decreased professional fees primarily due to a reduction in legal costs related to the restatement of financial statements for the three quarters of 2007	378
Operating Loss for the year ended January 1, 2011	($11,213)

Management fees mainly consist of salaries of corporate personnel who perform back office functions for divisions, as well as costs related to the enterprise resource management system used within several of the divisions. These expenses are allocated to the groups based on (1) specific identification of allocable costs that represent a service provided to each division and (2) a proportionate distribution of costs based on a weighting of factors such as revenue contribution and number of people employed within each division. As a result of the sale of the Canadian Food Distribution business and SunOpta BioProcess, a portion of the corporate management fees previously charged to these groups was reallocated as an expense of the Corporate Services operating segment. The operating loss for Corporate Services for the year ended December 31, 2009 has been adjusted to reflect this change.

SUNOPTA INC.	73	December 31, 2011 10-K

Liquidity and Capital Resources

We have the following sources from which we can fund our operating cash requirements:

  Existing cash and cash equivalents.
  Available operating lines of credit, including the remaining $10,000 on the accordion feature noted below.
  Cash flows generated from operating activities.
  Cash flows generated from the exercise, if any, of stock options during the year.
  Additional long-term financing.
  Sale of non-core divisions, or assets.

As at December 31, 2011, we have availability under certain lines of credit of approximately $50,415 (January 1, 2011 – $63,181).

In January 2012, we completed amendments to our syndicated banking facilities, which increased availability on our Canadian revolving credit facility from Cdn $5,000 to Cdn $10,000, and the U.S. revolving credit facility from $100,000 to $115,000, with a corresponding decrease in the amount of availability under the facilities’ accordion feature from $30,000 to $10,000. The remaining terms of the facilities did not change. These syndicated credit facilities mature on October 30, 2012. As the renewal date approaches, we intend to review all sources of credit available to us. We will need to renew or replace these facilities in order to support our future capital and working capital needs to grow our business.

In February 2012, in connection with its acquisition of Babco, Opta Minerals' credit agreement was amended to increase the borrowing amount available under the revolving acquisition facility by Cdn $19,000 (U.S. - $18,682).

In order to finance significant acquisitions that may arise in the future, we may need additional sources of cash that we could attempt to obtain through a combination of additional bank or subordinated financing, a private or public offering, or the issuance of common stock as consideration in an acquisition. There can be no assurance that these types of financing would be available or, if so, on terms that are acceptable to us.

Included in cash and cash equivalents at December 31, 2011 is $698 (January 1, 2011 - $495) that is specific to Opta Minerals that cannot be utilized by the Company for general corporate purposes, and is maintained in separate bank accounts of Opta Minerals.

We intend to maintain a total debt to equity ratio of 0.50 - 0.70 to 1.00 versus our current position of 0.54 to 1.00 (January 1, 2011 – 0.48 to 1.00) .

In the event that we require additional liquidity due to market conditions, unexpected actions by our lenders, changes to our growth strategy, or other factors, our ability to obtain any additional financing on favorable terms, if at all, could be limited.

Cash flows – Year Ended December 31, 2011 Compared to the Year Ended January 1, 2011

Net cash and cash equivalents increased by $43 during the year ended December 31, 2011 (year ended January 1, 2011 –increased by $583) to $2,378 at December 31, 2011. The increase in cash and cash equivalents was primarily the result of net borrowings on our credit facilities of $23,360, offset by net capital expenditures of $12,784, $3,158 of cash used for the acquisitions of Lorton’s and Inland, $2,303 of cash used for the working capital adjustment on the Dahlgren acquisition, and cash used in continuing operations of $3,874.

SUNOPTA INC.	74	December 31, 2011 10-K

Cash used in operating activities from continuing operations was $3,874 during fiscal 2011, a decrease of $14,151 compared to cash provided by operating activities from continuing operations of $10,277 during 2010. The primary reason for the decrease in cash provided by operating activities from continuing operations was a $10,103 increase in cash used to fund working capital in 2011, due mainly to cash of $26,953 used to fund accounts payable and accrued liabilities, $5,681 used to fund inventories, cash used for income tax instalments of $2,452 and a decrease in cash from customer deposits of $3,959, partially offset by $15,105 more cash provided by prepaid expenses and other current assets and $13,837 in cash from the collection of accounts receivable. Cash used for accounts payable and accrued liabilities include the payment of previously accrued bonuses in the second quarter of 2011 and payment for 2011 crop inventories received in the Grains and Foods Group in the fourth quarter of 2010. Cash used to fund inventories was due to carrying higher levels of commodity corn and soybeans in the Grains and Foods Group, as well as certain commodities at The Organic Corporation, into the current crop season in order to improve gross margins by contracting less acres of more costly 2012 crops. Cash used for income tax instalments represents payments in tax jurisdictions that do not have loss carryforwards that can be applied against earnings generated. The reduction in cash provided from customer deposits is due to contracting less acres for planting, resulting in lower deposits received from our growers to purchase commodities. Cash provided from prepaid expenses and other current assets represents primarily the change in realized positions on derivatives instruments in place to reduce risk on corn and soybean positions. Cash provided by accounts receivable reflects improved collection times compared to the fourth quarter of 2010. Earnings from continuing operations for 2011 and items not affecting cash provided cash of $40,823 in 2011 compared to $44,871 in 2010, a decrease of $4,048, due to lower earnings from continuing operations of $3,365, a gain on the sale of property, plant and equipment in Mexico of $3,201, and a reduction of non-cash impairments in 2011 of $1,770, partially offset by increased depreciation and amortization of $1,605 primarily related to acquisitions in 2010, an increase in unrealized losses on derivative instruments of $2,342 and lower unrealized foreign exchange gains of $709.

Cash used in investing activities from continuing operations was $19,508 in 2011, compared to $64,819 in 2010. The decrease in cash used of $45,311 is primarily due to $43,761 of cash used in the acquisitions of Dahlgren and Edner in 2010, compared to $3,158 used in 2011 to fund the acquisitions of Lorton’s and Inland, as well as a $2,303 payment for working capital related to the Dahlgren acquisition. In addition, we used net cash of $12,784 for purchases of property, plant and equipment in 2011, compared to $19,336 in 2010. In 2011, we received cash proceeds of $4,528 from the sale of land, building and processing assets in Mexico and processing assets in California, as we rationalized our business model in the Frozen Foods operations. During 2011, spending on property, plant and equipment included the purchase of land and a building in the U.S. by Opta Minerals, maintenance and capacity enhancement at our aseptic beverage and ingredient facilities in Alexandria, Minnesota, as well as a retail polybag renovation at our Frozen Foods operation in California, combined with other plant-specific improvement projects and general maintenance spending across the organization. Cash used in investing activities from discontinued operations of $308 in 2011 related primarily to purchases of property, plant and equipment, whereas cash provided by investing activities from discontinued operations of $51,972 in 2010 included $65,809 of cash proceeds received on the sale of the Canadian Food Distribution assets, offset by $12,142 of cash sold in the divesture of SunOpta BioProcess, as well as purchases of property, plant and equipment made within the discontinued operations.

Financing activities generated cash of $25,245 in 2011 compared to a use of cash of $6,806 in 2010. In 2011, we had net borrowings on our credit facilities of $23,360, to fund working capital, expenditures on property, plant and equipment and two acquisitions noted above, compared to net repayments on our credit facilities of $7,878 in 2010, primarily from the funds received on the sale of the Canadian Food Distribution assets, less spending on working capital, property, plant and equipment and acquisitions in 2010.

Cash flows – Year Ended January 1, 2011 Compared to the Year Ended December 31, 2009

Net cash and cash equivalents increased $583 during the year-ended January 1, 2011 (year ended December 31, 2009 – decreased by $126) to $2,335 at January 1, 2011. The increase in cash and cash equivalents was primarily the result of net proceeds of $65,809 on the sale of the Canadian Food Distribution assets and cash provided by operating activities from continuing operations of $10,277, offset by cash used in the acquisitions of Dahlgren and Edner for $43,761, $19,372 of net capital expenditures, and $7,878 in net borrowings on our credit facilities.

Cash provided by operating activities from continuing operations was $10,277 during fiscal 2010, a decrease of $47,191 compared to cash provided by operating activities from continuing operations of $57,468 during 2009. The primary reason for the decrease in cash provided by operating activities was due to a $78,088 increase in cash used to fund working capital in 2010, due mainly to a $70,420 increase in cash to fund inventories, a $19,963 increase in cash to fund accounts receivable, a $12,322 increase in cash used to fund prepaid expense and other current assets, offset by a $21,599 increase in cash provided from an increase in accounts payable and accrued liabilities.

Inventory levels increased year over year in the Grains and Foods Group due to higher quantities on hand to support new customer contracts, as well as an increase in the commodity price for corn and soybeans. Also, inventory in the International Foods Group increased year over year in response to increased demand expected for 2011, as well as higher commodity prices. In contrast to the $35,861 of cash used to build inventory levels in 2010, inventory reductions in 2009, as a result of lower volumes and economic uncertainty, provided cash of $34,559. The $19,963 in cash used to fund accounts receivable is due to higher sales volumes in the fourth quarter of 2010 compared to 2009, and increased collection times. The $12,322 increase in cash used to fund prepaid expenses and other current assets is primarily due to increased short-term derivative gains on forward grain contracts as well as higher levels of supplier advances to secure product in our International Foods Group. Offsetting these uses of cash is a $21,599 increase in cash provided from accounts payable and accrued liabilities due primarily to increased inventory purchases. Earnings from continuing operations for 2010 and items not affecting cash provided cash of $44,871 compared to $13,974 in 2009, an increase of $30,897, due to improved earnings from continuing operations of $23,816, non-cash movements of $4,535 in deferred income taxes, and an increase of $1,339 in stock based compensation, partially offset by $1,003 lower asset and goodwill impairments in 2010.

SUNOPTA INC.	75	December 31, 2011 10-K

Cash used in investing activities of continuing operations was $64,819 in 2010, compared to $11,535 in 2009. The increase in cash used of $53,284 is primarily due to $43,761 of cash used in the acquisitions of Dahlgren and Edner, and $19,372 used for purchases of property, plant and equipment compared to $10,798 in 2009. During 2010, spending on property, plant and equipment included the expansion of our fiber facility in Cedar Rapids to increase processing capacity, spending on our new aseptic packaging line at our Fruit Ingredient operation, a methane extraction project at our Cambridge oat fiber ingredient facility, and other plant-specific improvement projects and general maintenance spending across the organization. Cash provided by investing activities of discontinued operations of $51,972 in 2010 includes $65,809 of cash proceeds received on the sale of the Canadian Food Distribution assets, offset by $12,142 of cash sold in the divestiture of SunOpta BioProcess, as well as purchases of property, plant and equipment made within the discontinued operations. Cash used in investing activities of discontinued operations in 2009 related primarily to purchases of property, plant and equipment.

Financing activities used $6,806 in 2010 compared to $35,739 in 2009. In 2010, net debt repayments on our line of credit and long-term debt facilities were $7,878 compared to $34,363 in 2009, due to borrowings on our line of credit facilities to support the working capital increases noted above.

Business and Financial Outlook

The purpose of this Business and Financial Outlook section is to provide shareholders, prospective investors and other readers of the Form 10-K with information regarding management's current plans and expectations including expectations regarding future revenues and earnings. This Outlook has been prepared for this purpose only and readers are cautioned that it may not be appropriate for any other purpose. Readers are also cautioned that this Outlook is subject to the assumptions, risks and uncertainties discussed below and elsewhere in the Form 10-K, that actual results may vary from those presented and therefore they should not place undue reliance on it. This Outlook reflects our current expectations and judgments based on circumstances existing as of February 29, 2012. We disclaim any intention or obligation to update or revise this Business and Financial Outlook, whether as a result of new information, future events or otherwise, except as required by law. The statements in this Outlook are forward-looking statements. See “Forward-Looking Statements”.

Management believes that consumer demand for high quality natural and organic foods and natural health products has grown rapidly over the past decade as global awareness of the benefits of healthy eating continues to proliferate. The global market for organic products was valued at $59 billion in 2010 according to the Organic Monitor, a specialist research firm focusing on the organic industry, with historical growth rates between 10% and 20% depending on product line and country. We believe long-term trends for growth remain in place. While a large number of companies compete within specific segments of the market, we believe there are relatively few companies as well positioned as SunOpta to take advantage of this growing market. We believe that our vertically integrated “seed to table” business model built over the past 12 years has positioned SunOpta as a global leader in the natural and organic foods and natural health products markets.

For 2012, we believe we will realize revenue and unit growth compared to 2011, resulting from new product offerings, new and expanding customer relationships and incremental sales of nutritious portable. We believe that consumers will continue to focus on health conscious natural, organic and specialty foods and natural health products as concerns over disease, obesity and well-being are center of mind and we feel SunOpta is well positioned to meet the needs of these growing markets.

We believe that our net earnings for 2012 will improve versus 2011 as a result of improved volumes, pricing and product mix; increased capacity, cost reduction and rationalization initiatives, many of which have now been implemented; fixed cost leverage; and the avoidance of certain asset impairment charges recorded in 2011 which are not expected to reoccur in 2012. Our primary focus for 2012 remains the improvement of operating margins and returns on assets employed. Consistent with 2011, as a direct result of continually changing world-wide macroeconomic conditions, we have decided to take a cautious and responsible approach with regard to providing guidance, and in doing so, will not provide specific revenue and net earnings guidance for 2012 at this time.

Our overall objective of realizing profitable growth through an effective balance of internal growth and acquisitions in support of our vertically integrated “seed to table” strategy remains unchanged. We continue to look for ways to exploit strategic synergies across SunOpta Foods, vertically integrating wherever possible. Initiatives to improve the productivity of operations include our performance excellence through people programs, product rationalization, plant and warehouse rationalization programs, continued training and development of employees, consolidated procurement, supply chain and internal services programs and consolidated information and accounting systems to provide better analysis and timely decision-making. A more fulsome discussion of key strategies is included in Item 1 of the Form 10-K.

SUNOPTA INC.	76	December 31, 2011 10-K

Maintaining liquidity and having available sources of cash will be imperative to continue our growth. As at December 31, 2011, we had $2,378 in cash, of which $698 may only be used within Opta Minerals. We also had approximately $50,415 in unused bank lines for a total of $52,793 in cash and borrowings available. Our remaining cash and unused lines plus cash generated from operations are expected to be sufficient to finance 2012 capital spending estimated to be $30,000 to $35,000, 2012 debt service of $35,198 and payment of the current portion of long-term liabilities of $995. In addition, depending on the outcome of pending legal proceedings related to the Colorado Sun Oil Processors dispute, we may be required to fund a settlement payment to Colorado Mills during 2012. At December 31, 2012 we had accrued $5,246 for this contingency. Adjustments to the accrued amount may be made in future periods depending on the outcome of our appeal. We believe additional sources of cash could be obtained through a combination of additional bank or subordinated financing, a private or public offering, the issuance of shares or through a divestiture. However, there can be no assurance that such financing or transactions would be available or, if so, on terms that are acceptable to us.

Off – Balance Sheet Arrangements

There are currently no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition.

Contractual Obligations

The table(a) below sets out our contractual obligations with respect to long-term debt, operating and capital leases including interest costs, commitments to purchase grains, commodity and foreign exchange derivative contracts and long term liabilities, at December 31, 2011:

		Payments due by Period
Contractual Obligations	Total	2012	2013-2014	2015-2016	Thereafter
Long-term debt obligations	52,227	35,161	6,648	5,690	4,728
Capital lease obligations	37	37	-	-	-
Grain purchase commitments	46,190	46,190	-	-	-
Other commitments	2,720	2,720	-	-	-
Operating leases	44,074	10,515	18,196	10,533	4,830
Interest on long-term debt	5,395	2,505	1,687	938	265
Commodity and foreign exchange contracts	1,738	1,668	70	-	-
Long-term liabilities	6,581	995	5,586	-	-
Interest rate swap	256	256	-	-	-
	159,218	100,047	32,187	17,161	9,823

(a)

This table does not include certain contingent consideration related to acquisitions completed prior to December 31, 2008 that may become payable if predetermined profit targets are achieved. The estimated fair values of contingent consideration liabilities related to acquisitions completed after January 1, 2009 are reflected in the table above.

Also not included in this table is approximately $8,300 in equipment financing expected to be converted to operating leases subsequent to December 31, 2011.

(b)

Interest is calculated based on scheduled repayments over the periods as indicated, using existing interest rates at December 31, 2011, as disclosed in note 11 to the Consolidated Financial Statements.

SUNOPTA INC.	77	December 31, 2011 10-K